EXHIBIT 10.109

CONFIDENTIAL TREATMENT REQUESTED

CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE

SECURITIES EXCHANGE COMMISSION.

ASSIGNMENT AND ASSUMPTION OF LEASE

This ASSIGNMENT AND ASSUMPTION OF LEASE (this “Agreement”), dated as of December 6, 2004, is entered into by and between ABOVENET COMMUNICATIONS, INC., a Delaware corporation (“Assignor”) and EQUINIX OPERATING CO., INC., a Delaware corporation (“Assignee”).

RECITALS

WHEREAS, Assignor is the current lessee under that certain Lease dated as of December 29, 1999 by and between BROKAW INTERESTS (“Landlord”) and Assignor, a copy of which is attached hereto as Exhibit A and incorporated herein by this reference (the “Lease”), pursuant to which Assignor leases from Landlord certain real property described therein and located in San Jose, California, which is commonly referred to as 1735 Lundy Avenue and is more particularly identified in the Lease (the “Premises”);

WHEREAS, Assignor desires to assign to Assignee, and Assignee desires to assume from Assignor, all of Assignor’s rights, title, interests, privileges and obligations as lessee under the Lease on the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Terms. Capitalized terms used herein but not defined herein shall have the meanings specified in the Lease.

2. Assignment. Assignor does hereby assign, transfer and set over to Assignee effective from and after the Effective Date, as defined below, (i) all of Assignor’s rights, title, interests, privileges and benefits as lessee in, to, and under the Lease, including, without limitation, the Security Deposit and, (ii) all of Assignor’s rights, title, interests, privileges and benefits in and to the Premises; to have and to hold the same together with all rights, easements, privileges and appurtenances thereunto belonging or appertaining or held and enjoyed therewith, for and during the full unexpired term of the Lease.

3. Acceptance. Assignee hereby accepts the within assignment from and after the Effective Date and, in addition, does hereby covenant and agree, for the benefit of Assignor and Landlord, to faithfully observe, assume, keep, perform and fulfill all of the terms, covenants, conditions and obligations required to be observed, performed and fulfilled by the lessee under the Lease accruing from and after the Effective Date.

4. Delivery of Premises. Assignor and Assignee acknowledge and agree that possession of the Premises shall only be delivered to Assignee on the Effective Date. In addition, Assignor and Assignee also acknowledge and agree that Assignee shall accept the Premises in an “AS IS” condition and, except as set forth in Section 9(a)(v) below, Assignor has made no representations or warranties regarding the physical condition of the Premises or its suitability for Assignee’s use and that Assignee is relying on its own independent investigation of the Premises in entering into this Agreement. Notwithstanding the foregoing, the Assignor states that to the best of its knowledge, without any independent investigation or special inquiry (i) it has received no written notice of violations of local, state or federal building codes, statues, rules or regulations, including, without limitation, the Americans With Disabilities Act (“ADA”) or any applicable life safety requirements, with respect to the Tenant Improvements and other Alterations made by the Assignor to the Premises, (ii) all mechanical and electrical systems for the Premises, including, without limitation, all power distribution systems, emergency generators and accompanying fuel delivery systems, HVAC systems (including airside, waterside, controls and automation elements thereof), building alarm and security management systems, life safety and fire suppression systems, and lighting systems, are in ordinary operating condition, (iii) the electrical distribution system for the Premises has a rated critical load capacity of [*] megawatts; Assignor’s use of such electrical distribution system has not reached such critical load capacity but such system has been adequate for Assignor’s uses at the Premises, and (iv) it has received no written notice that any underground storage tanks located on the Premises leak or have leaked during the term of the Lease. Assignor shall have no liability in connection with the statements in the preceding sentence unless and to the extent that such statements are determined by a court of competent jurisdiction to be intentionally fraudulent in making such statements. A list of Tenant Improvements, Alterations, trade fixtures, equipment and components existing in the Premises is attached as Exhibit B. Assignor agrees that in the event of any casualty loss or condemnation to the Premises between the date hereof and the Effective Date that would give the Assignor the right to terminate the Lease with respect to all or a part of the Premises that Assignor shall not exercise such right without the consent of Assignee, which consent shall not be unreasonably withheld, conditioned or delayed. Assignor also agrees that Assignor shall provide Assignee with early access to the Premises for the purposes of inspecting the Premises relating to improvements or alterations that Assignee may desire to make on the Premises and related activities, subject to appropriate insurance and indemnities from Assignee.

5. Conveyance of Personal Property and Related Items. As a condition to the Effective Date, Assignor and Assignee must enter into a Bill of Sale (the “Bill of Sale”), to be attached hereto as Exhibit C and incorporated herein by this reference, pursuant to which Assignor will transfer to Assignee the Tenant Improvements and Alterations and Tenants’ trade fixtures, equipment and components. Any sales taxes associated with the transfer of such personal property will be paid for as provided in the Bill of Sale. On the Effective Date Assignor shall also assign to Assignee, pursuant to a mutually acceptable form assignment, and without recourse to Assignor, (i) any service contracts relating to the use or operation of the Premises that are approved by Assignee, if and to the extent that the same are assignable without the consent of the other party thereto, (a list of all service contracts with respect to the Premises is

*	CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

attached as Schedule 1) (ii) all warranties, guaranties, causes of action or similar intangible personal property rights, if any, and to the extent that the same are assignable without the consent of the other party thereto, (a list of all such warranties, guaranties, causes of action or similar intangible personal property rights with respect to the Premises is attached as Schedule 2) relating to the use or operation of the Premises, and shall deliver to Assignee all keys, operating manuals, books and records, copies of service or vendor contracts, utility bills, statements from Landlord and similar items relating to the use or occupancy of the Premises.

6. Consent/Final Agreement. The “Effective Date” for this Agreement shall be the later of (i) the date on which (a) the consent of Landlord required under the Lease is obtained and the Assignee and Landlord have entered into First Amendment to Lease in the form attached hereto as Exhibit D and (b) the Assignor and the Assignee have agreed to terms on and executed the Bill of Sale to be attached hereto as Exhibit C; and (ii) March 1, 2005. The date on which the foregoing conditions are satisfied is referred to as the “Effective Date” and upon the occurrence of such date, this Agreement shall be considered a final agreement (and not executory) and no further action on behalf of Assignor or Assignee shall be required. If on or before December 31, 2004 (x) the Landlord shall not have consented to this Agreement and entered into the First Amendment to Lease or (y) Assignor and the Assignee have not agreed to terms on and executed the Bill of Sale, this Agreement shall automatically terminate.

7. Master Service Agreement. Assignor and Assignee acknowledge that Assignor shall have the right, pursuant to that certain Master Service Agreement dated as of March 31, 2003 between Assignor and Assignee (the “MSA”), as supplemented by the Amendment to the Master Service Agreement dated of even date herewith, to use and occupy the portion of the Premises referred to as Collocation Room #5 for the purpose of maintaining and operating its IP infrastructure, fiber termination panels and other equipment. Assignor and Assignee acknowledge that the Assignor’s right to use said Collocation Room #5 in connection with the foregoing is only pursuant to the MSA and is not a right under the Master Lease and shall be subject to all of the provisions of the MSA, as it may be amended from time to time. In the event that Assignee defaults on its obligations under this Agreement, Assignor shall have the option to terminate the MSA with respect to Collocation Room #5, in Assignor’s sole discretion.

8. Security Deposit. Upon the Effective Date, Assignee shall pursuant to a separate agreement between Assignor and Assignee reimburse Assignor for the net present value of the Security Deposit posted by Assignor under the Lease and not previously returned to Assignor.

9. Representations and Warranties.

(a) Assignor hereby represents and warrants to Assignee as of the date hereof:

i. Assignor is a corporation duly organized under the laws of Delaware and has full right, power and authority to enter into this Agreement and to carry out its obligations hereunder and all required corporate actions necessary to authorize Assignor to enter into this Agreement and to carry out its obligations hereunder have been taken.

ii. Attached hereto as Exhibit A is a true and complete copy of the Lease, including all amendments or modifications thereto, which constitute all agreements between Landlord and Assignor affecting the Premises.

iii. Assignor is the holder of the entire interest of the tenant under the Lease.

iv. Subject to obtaining the consent of Landlord, Assignor has obtained all consents and approvals required to allow this Agreement to be valid and effective on its part, provided that this representation does not apply to service contracts, warranties, license agreements or other contracts or intangible personal property rights referenced generally in Section 5 hereinabove where the consent of other parties may be required.

v. The Premises will be in substantially the same condition on the Effective Date as on the date hereof, normal wear and tear and damage by insured casualty excepted, provided such proceeds are remitted to Assignee if the damage is not repaired.

vi. To the best of its knowledge there are no defaults by any party under the Lease and there are no events or circumstances which with the passage of time and or the giving of notice would result in a default under the Lease, except that a dispute exists between Landlord and Assignor regarding Landlord’s obligation to return a portion of the Security Deposit.

vii. Assignor has paid and performed all obligations required to be paid or performed by Assignor under the Lease through the Effective Date.

viii. The term of the Lease expires on May 31, 2020.

ix. Schedule 3 contains a listing of the additional charges paid by Assignor under the Lease for the most recent two (2) fiscal years.

(b) Assignee warrants and represents to Assignor as follows:

i. Assignee is a corporation duly organized under the laws of Delaware and has full right power and authority to enter into this Agreement and to carry out its obligations hereunder and all required corporate actions necessary to authorize Assignee to enter into this Agreement and to carry out its obligations hereunder have been taken. Subject to obtaining the consent of Landlord, Assignee has obtained all consents and approvals required to allow this Agreement to be valid and effective on its part,

ii. Assignor has reviewed the terms of the Lease.

10. Indemnity.

(a) Assignor hereby indemnifies and agrees to defend, through attorneys reasonably acceptable to Assignee, and to hold harmless Assignee and its respective successors, assigns, legal and beneficial owners, officers, directors, agents and employees (“Assignee Parties”) from and against any and all reasonable costs, damages (excluding consequential damages), claims, expenses and liabilities which may at any time be asserted against or suffered by Assignee or the Assignee Parties as a result of or on account of any material breach by Assignee of any representation, warranty or covenant contained in this Agreement, or which arise or have arisen, under the Lease as a result of acts, omissions or events that occur prior to the Effective Date. Assignee hereby indemnifies and agrees to defend, through attorneys reasonably acceptable to Assignor, and to hold harmless Assignor and its respective successors, assigns, legal and beneficial owners, officers, directors, agents and employees (“Assignor Parties”) from and against any and all reasonable costs, damages (excluding consequential damages), claims, expenses and liabilities which may at any time be asserted against or suffered by Assignor or the Assignor Parties as a result of or on account of any material breach by Assignee of any representation, warranty or covenant contained in this Agreement, or which arise or have arisen, under the Lease as a result of acts, omissions or events that occur on or after the Effective Date.

(b) Assignee shall deliver to Assignor within three (3) business days after Assignee’s receipt thereof, or delivery thereof by Assignee, a copy of any default notice received from or delivered to Landlord under the Lease. Assignee agrees that in the event that Assignee defaults in any of its obligations under the Lease and demand is made upon Assignor to perform or cure such obligations that Assignee shall upon written request from Assignor made at any time after the expiration of any applicable grace period in connection with such default and prior to the cure thereof by Assignee: (i) reassign to Assignor, without recourse, representation or warranty, but free and clear of all liens and encumbrances, all of Assignee’s interest under the Lease and deliver the Premises to Assignor in the same condition as exists on the Effective Date, subject to normal wear and tear and loss by casualty or condemnation, (ii) transfer to Assignor free and clear of all liens and encumbrances any equipment or other personal property transferred to Assignee in connection with the assignment contemplated herein and assign to Assignor all of Assignee’s interest in any Tenant Improvements or Alterations, each with recourse, representation or warranty and (iii) transfer to Assignor without recourse, representation or warranty all service contracts or intangible personal property related to the leasehold interest or the operation of the Premises as a collocation facility. In connection with any such reassignment of the Lease to the Assignor, (y) Assignor shall have a right of reentry to the Premises to effectuate an orderly transition of the occupancy of the Premises, and (z) Assignor shall reimburse Assignee for any Security Deposit, whether in the form of cash or a letter of credit, held by Landlord, less any amounts which Landlord actually applies on account of defaults by Assignee under the Lease and any actual damages suffered by Assignor on account of any such defaults by Assignee.

11. Prorations. All expenses with respect to the Premises shall be apportioned as of the Effective Date as follows, with Assignee being responsible for and getting the benefit of all such items during the entire day on which Effective Date occurs and thereafter and Assignor being responsible for and getting the benefit of all such items for the period prior to the Effective Date. If any of the aforesaid prorations cannot be calculated accurately on the Effective Date, then they shall be calculated as soon after the Effective Date as feasible. Either party owing the other party a sum of money based on such subsequent proration(s) shall promptly pay said sum to the other party, with interest thereon at the rate of ten percent (10%) per annum from the Effective Date to the date of payment, if payment is not made within ten (10) days after delivery of a bill therefor.

12. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the respective legal representatives, successors and assigns of the parties hereto. The words “Assignor” and “Assignee,” wherever used herein, shall include the persons and entities named herein or in the Lease and designated as such and their respective heirs, legal representatives, successors or assigns.

13. Notices. All notices or requests provided for hereunder shall be in writing and shall be delivered by any of the following methods: (a) hand, (b) United States Registered or Certified Mail, return receipt requested, postage prepaid, or (c) prepaid nationally recognized overnight carrier, and if to Assignor, to Abovenet Communications, Inc., 360 Hamilton Avenue, White Plains, New York 10601, Attention: President, with a copy to the same address Attention and General Counsel; or if to Assignee, to Equinix Operating Co., Inc., 301 Velocity Way, 5th Floor, Foster City, CA 94404, Attention: Director of Real Estate, Facsimile No. (650) 513 7909, with a copy to Equinix Operating Co., Inc., 301 Velocity Way, 5th Floor, Foster City, CA 94404, Attention: General Counsel, Facsimile No. (650) 513 7909. All such notices shall be deemed received either when hand delivered if sent in the manner provided in (a) above, two (2) business days after being placed in the United States Mail if sent in the manner set forth in (b) above or upon delivery or attempted delivery if sent in the manner provided in (c) above. The parties hereto shall have the right from time to time to change their respective address by at least five (5) days prior written notice to the other party.

14. Brokers. Each of Assignor and Assignee represents and warrants to the other that it has dealt with no broker, agent or other person in connection with this Agreement other than CB Richard Ellis, Inc. and Liberty Greenfield LLP, whose commission will be paid by Assignor pursuant to a separate written agreement. Each of Assignor and Assignee agrees to indemnify and hold the other harmless from and against any claims by any broker, agent or other person claiming a commission or other form of compensation by virtue of having dealt with the indemnifying party with regard to this Agreement. The provisions of this Section 14 shall survive the expiration or earlier termination of this Agreement.

15. Reimbursement for Landlord’s Expenses. Assignor shall, in accordance with the terms of the Lease, reimburse Landlord for the expenses incurred by Landlord in connection with the request for Landlord’s consent to this Agreement, including, but not limited to, reasonable attorneys’ fees and disbursements.

16. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the state of California (without giving effect to its choice of law principles).

17. Confidentiality. Assignor and Assignee shall each maintain as confidential any and all non-public material obtained about the other and the transactions contemplated hereby, and shall not, except as required by law or governmental regulation applicable to Assignor or Assignee, disclose such information to any third party. Notwithstanding the foregoing, Assignor and Assignee shall have the right to disclose such information to their respective lenders or their employees and agents and such other persons whose assistance is required in carrying out the terms of this letter provided that all such persons are told that such information is confidential and agree (in writing for any third party consultants) to keep such information confidential. Assignor and Assignee shall each have the right to publicize the consummation of this Agreement (other than the monetary terms) in whatever manner each deems appropriate; provided, however, that any press release or other public disclosure regarding the transactions contemplated herein, and the wording of same, must be approved in writing in advance by both parties.

18. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

19. Severability. In the event that any one or more of the provisions contained in this Agreement shall be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

20. Attorneys’ Fees. If any action at law or in equity, including an action for declaratory relief, is brought to enforce or interpret the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees from the other party.

21. Amendments. This Agreement may not be altered, changed or amended, except by an instrument in writing executed by all parties hereto.

22. Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and undertakings, both written and oral, among Assignor and Assignee with respect to the subject matter hereof and is not intended to confer upon any other person or entity any rights or remedies hereunder, except as otherwise expressly provided herein.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed and entered into this Agreement as of the date first above written.

Assignor:

ABOVENET COMMUNICATIONS, INC. a Delaware corporation

By:	/s/ ROBERT SOKOTA
Name:	Robert Sokota
Title:	SVP & General Counsel

Assignee:

EQUINIX OPERATING CO., INC. a Delaware corporation

By:	/s/ RENEE F. LANAM
Name:	Renee Lanam
Title:	Chief Financial Officer

CONSENT

Landlord hereby consents to the foregoing Assignment and Assumption of Lease on the terms and conditions set forth above. The foregoing consent of Landlord shall not release AboveNet Communications, Inc. from any of its obligations under the Lease. Without limiting the generality of the foregoing, the Landlord specifically agrees to the reassignment provisions contained in Section 10.(b) above. Landlord also represents and warrants as follows to the Assignor and Assignee:

i. Attached hereto as Exhibit A is a true and complete copy of the Lease, including all amendments or modifications thereto, which constitute all agreements between Landlord and Assignor affecting the Premises.

ii. To the best of its knowledge, and except for the dispute described in paragraph 9(a)(vi) above, there are no defaults by any party under the Lease and there are no events or circumstances which with the passage of time and or the giving of notice would result in a default under the Lease. Landlord acknowledges and agrees that upon the occurrence of the Effective Date as described above and the execution of the accompanying First Amendment to Lease, the foregoing dispute shall be resolved in all respects.

iii. Assignor has paid and performed all obligations required to be paid or performed by Assignor under the Lease through the Effective Date.

iv. The term of the Lease expires on May 31, 2020.

Landlord also acknowledges and agrees that it is not entitled to receive any amounts pursuant to Section 17.B. of the Lease with respect to the assignment and assumption of Lease contemplated herein and the acquisition by Assignee of Assignee’s interest in the Tenant Improvements, Alterations and other personal property in connection with this Agreement.

Landlord:

BROKAW INTERESTS, a California limited partnership

By:	/s/ JOHN M. SOBRATO
Name:	John M. Sobrato
Title:	General Partner

EXHIBIT A

Lease Between

Brokaw Interests and AboveNet Communications, Inc.

Section			Page #
1.	PARTIES		1
2.	PREMISES		1
3.	USE		1
	A.	Permitted Uses	1
	B.	Uses Prohibited	1
	C.	Advertisements and Signs	1
	D.	Covenants, Conditions and Restrictions	2
4.	TERM AND RENTAL		2
	A.	Base Monthly Rent	2
	B.	Late Charges	3
	C.	Security Deposit	3
5.	CONSTRUCTION		4
	A.	Landlord’s Work	4
	B.	Tenant Construction	5
6.	ACCEPTANCE OF POSSESSION AND COVENANTS TO SURRENDER		5
	A.	Delivery and Acceptance	5
	B.	Late Delivery	6
	C.	Condition Upon Surrender	6
	D.	Failure to Surrender	7
7.	ALTERATIONS AND ADDITIONS		8
	A.	Tenant’s Alterations	8
	B.	Free From Liens	8
	C.	Compliance With Governmental Regulations	8
8.	MAINTENANCE OF PREMISES		9
	A.	Landlord’s Obligations	9
	B.	Tenant’s Obligations	9
	C.	Waiver of Liability	9
9.	HAZARD INSURANCE		10
	A.	Tenant’s Use	10
	B.	Landlord’s Insurance	10
	C.	Tenant’s Insurance	10
	D.	Waiver	11
10.	TAXES		11
11.	UTILITIES		11
12.	TOXIC WASTE AND ENVIRONMENTAL DAMAGE		11
	A.	Tenant’s Responsibility	11
	B.	Tenant’s Indemnity Regarding Hazardous Materials	12
	C.	Actual Release by Tenant	13
	D.	Environmental Monitoring	14

Page i

13.	TENANT’S DEFAULT		14
	A.	Remedies	14
	B.	Right to Re-enter	15
	C.	Abandonment	15
	D.	No Termination	16
	E.	Non-Waiver	16
	F.	Performance by Landlord	16
	G.	Habitual Default	17
14.	LANDLORD’S LIABILITY		17
	A.	Limitation on Landlord’s Liability	17
	B.	Limitation on Tenant’s Recourse	17
	C.	Indemnification of Landlord	17
15.	DESTRUCTION OF PREMISES		18
	A.	Landlord’s Obligation to Restore	18
	B.	Limitations on Landlord’s Restoration Obligation	18
16.	CONDEMNATION		19
17.	ASSIGNMENT OR SUBLEASE		19
	A.	Consent by Landlord	19
	B.	Assignment or Subletting Consideration	20
	C.	No Release	20
	D.	Reorganization of Tenant	21
	E.	Permitted Transfers	21
	F.	Effect of Default	22
	G.	Conveyance by Landlord	22
	H.	Successors and Assigns	22
18.	OPTION TO EXTEND THE LEASE TERM		22
	A.	Grant and Exercise of Option	22
	B.	Determination of Fair Market Rental	23
	C.	Resolution of a Disagreement over the Fair Market Rental	24
	D.	Personal to Tenant	24
19.	GENERAL PROVISIONS		24
	A.	Attorney’s Fees	24
	B.	Authority of Parties	24
	C.	Brokers	25
	D.	Choice of Law	25
	E.	Dispute Resolution	25
	F.	Entire Agreement	26
	G.	Entry by Landlord	26
	H.	Estoppel Certificates	27
	I.	Exhibits	27
	J.	Interest	27
	K.	This paragraph intentionally left blank	27
	L.	No Presumption Against Drafter	27
	M.	Notices	28
	N.	Property Management	28
	O.	Rent	28
	P.	Representations	28
	Q.	Rights and Remedies	28

Page ii

	R.	Severability	28
	S.	Submission of Lease	28
	T.	Subordination	28
	U.	Survival of Indemnities	29
	V.	Time	29
	W.	Transportation Demand Management Programs	29
	X.	Waiver of Right to Jury Trial	30
20.	LEASE GUARANTY		30

EXHIBIT A - Premises

EXHIBIT B - Tenant Improvement Plans and Specifications

EXHIBIT C - Komag Termination Agreement

EXHIBIT D - Required Condition

EXHIBIT E - Guaranty of Lease

Page iii

1. PARTIES: THIS LEASE is entered into on this 29th day of December, 1999 (“Effective Date”), between Brokaw Interests, a California Limited Partnership, whose address is 10600 North De Anza Boulevard, Suite 200, Cupertino, CA 95014 and AboveNet Communications, Inc., a Delaware Corporation, whose address is 50 West San Fernando Street, Suite 1010, San Jose, California, 95113, hereinafter called respectively Landlord and Tenant.

2. PREMISES: Landlord hereby leases to Tenant, and Tenant hires from Landlord those certain Premises with the appurtenances, situated in the City of San Jose, County of Santa Clara, State of California, commonly known and designated as 1735 Lundy Avenue and consisting of 103,420 rentable square feet (“Building”) as shown on Exhibit “A” and all improvements located therein including but not limited to buildings, parking areas, landscaping, loading docks, sidewalks, service areas and other facilities. Unless expressly provided otherwise, the term Premises as used herein shall include the Tenant Improvements (defined in Section 5.B and subject to Tenant’s ownership thereof) constructed by Tenant pursuant to Section 5.B.

3. USE:

A. Permitted Uses: Tenant shall use the Premises only for the following purposes and shall not change the use of the Premises without the prior written consent of Landlord: Internet colocation and connection, telecommunications, data center and office uses, together with related service and support functions. All commercial trucks and delivery vehicles shall be parked at the rear of the Building, and permitted to remain on the Premises only so long as is reasonably necessary to complete the loading and unloading. Landlord makes no representation or warranty that any specific use of the Premises desired by Tenant is permitted pursuant to any Laws.

B. Uses Prohibited: Tenant shall not commit or suffer to be committed on the Premises any waste, nuisance, or other act or thing which may disturb the quiet enjoyment of any other tenant in or around the Premises, nor allow any sale by auction or any other use of the Premises for an unlawful purpose. Tenant shall not: (i) damage or overload the electrical, mechanical or plumbing systems of the Premises, (ii) attach, hang or suspend anything from the ceiling, walls or columns of the building or set any load on the floor in excess of the load limits for which such items are designed, except as expressly set forth in the Tenant Improvement Plans and Specifications and unless the building is modified by Tenant to support such loads, or (iii) generate dust, fumes or waste products which create a fire or health hazard or damage the Premises, including without limitation the soils or ground water in or around the Premises. Except as expressly set forth in the Tenant Improvement Plans and Specifications, no materials, supplies, equipment, finished products or semi-finished products, raw materials or articles of any nature, or any waste materials, refuse, scrap or debris, shall be stored upon or permitted to remain on any portion of the Premises outside of the Building without Landlord’s prior approval, which approval may be withheld in its sole discretion.

C. Advertisements and Signs: Tenant will not place or permit to be placed, in, upon or about the Premises any signs not approved by the city and other governing authority having jurisdiction. Tenant will not place or permit to be placed upon the Premises any signs, advertisements or notices without the written consent of Landlord as to type, size, design, lettering, coloring and location, which consent will not be unreasonably withheld. Any sign placed on the Premises shall be removed by Tenant, at its sole cost, prior to the Expiration Date or promptly following the earlier termination of the Lease, and Tenant shall repair, at its sole cost, any damage or injury to the Premises caused thereby, and if not so removed, then Landlord may have same so removed at Tenant’s expense.

D. Covenants, Conditions and Restrictions: This Lease is subject to the effect of (i) any covenants, conditions, restrictions, easements, mortgages or deeds of trust, ground leases, rights of way of record and any other matters or documents of record; and (ii) any zoning laws of the city, county and state where the Building is situated (collectively referred to herein as “Restrictions”) and Tenant will conform to and will not violate the terms of any such Restrictions.

4. TERM AND RENTAL:

A. Base Monthly Rent: The term (“Lease Term”) shall be for two hundred forty five (245) months, commencing on the date Landlord delivers possession of the Premises to Tenant, estimated to occur on January 1, 2000 (the “Commencement Date”), subject to adjustment pursuant to Section 6.A below, and ending 245 months thereafter (“Expiration Date”). Notwithstanding the Parties agreement that the Lease Term begins on the Commencement Date, this Lease and all of the obligations of Landlord and Tenant shall be binding and in full force and effect from and after the Effective Date. In addition to all other sums payable by Tenant under this Lease, Tenant shall pay base monthly rent (“Base Monthly Rent”) for the Premises pursuant to the following schedule:

Months 01 - 05:	[*]
Months 06 - 17:	[*]
Months 18 - 29:	[*]
Months 30 - 41:	[*]
Months 42 - 53:	[*]
Months 54 - 65:	[*]
Months 66 - 77:	[*]
Months 78 - 89:	[*]
Months 90 - 101:	[*]
Months 102 - 113:	[*]
Months 114 - 125:	[*]
Months 126 - 137:	[*]
Months 138 - 149:	[*]
Months 150 - 161:	[*]
Months 162 - 173:	[*]
Months 174 - 185:	[*]
Months 186 - 197:	[*]
Months 198 - 209:	[*]
Months 210 - 221:	[*]
Months 222 - 233:	[*]
Months 234 - 245:	[*]

Base Monthly Rent shall be due in advance on or before the first day of each calendar month during the Lease Term, commencing on the first day of the 6th month following the Commencement Date. All sums payable by Tenant under this Lease shall be paid to Landlord in lawful money of the United States of America, without offset or deduction and without prior notice or demand, at the address specified in Section 1 of this Lease or at such place or places as may be designated in writing by Landlord during the Lease Term. Base Monthly Rent for any period less than a calendar month shall be a pro rata portion of the monthly installment. Concurrently with Tenant’s execution of this Lease, Tenant shall pay to Landlord the sum of [*] as prepaid rent for the first month of the Lease for which Base Monthly Rent is due.

*	CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

B. Late Charges: Tenant hereby acknowledges that late payment by Tenant to Landlord of Base Monthly Rent and other sums due hereunder will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which is extremely difficult to ascertain. Such costs include but are not limited to: administrative, processing, accounting, and late charges which may be imposed on Landlord by the terms of any contract, revolving credit, mortgage, or trust deed covering the Premises. Accordingly, if any installment of Base Monthly Rent or other sum due from Tenant shall not be received by Landlord or its designee within five (5) business days after the rent is due, Tenant shall pay to Landlord a late charge equal to five (5%) percent of such overdue amount, which late charge shall be due and payable on the same date that the overdue amount was due. The parties agree that such late charge represents a fair and reasonable estimate of the costs Landlord will incur by reason of late payment by Tenant, excluding interest and attorney’s fees and costs. If any rent or other sum due from Tenant remains delinquent for a period in excess of thirty (30) days then, in addition to such late charge, Tenant shall pay to Landlord interest on any rent that is not paid when due at the Agreed Interest Rate specified in Section 19.J following the date such amount became due until paid. Acceptance by Landlord of such late charge shall not constitute a waiver of Tenant’s default with respect to such overdue amount nor prevent Landlord from exercising any of the other rights and remedies granted hereunder, in the event that a late charge is payable hereunder, whether or not collected, for three (3) consecutive installments of Base Monthly Rent, then the Base Monthly Rent shall automatically become due and payable quarterly in advance, rather than monthly, notwithstanding any provision of this Lease to the contrary.

C. Security Deposit: Concurrently with Tenant’s execution of this Lease, Tenant has deposited with Landlord the sum of One Million Four Hundred Twenty Seven Thousand and No/100 Dollars ($1,427,000.00) (“Security Deposit”). Landlord shall not be deemed a trustee of the Security Deposit, may use the Security Deposit in business, and shall not be required to segregate it from its general accounts. Tenant shall not be entitled to interest on the Security Deposit. If Tenant defaults with respect to any provisions of the Lease, including but not limited to the provisions relating to payment of Base Monthly Rent or other charges, Landlord may, to the extent reasonably necessary to remedy Tenant’s default, use any or all of the Security Deposit towards payment of the following: (i) Base Monthly Rent or other charges in default; (ii) any other amount which Landlord may spend or become obligated to spend by reason of Tenant’s default including, but not limited to Tenant’s failure to restore or clean the Premises following vacation thereof. If any portion of the Security Deposit is so used or applied, Tenant shall, within ten (10) days after written demand from Landlord, deposit cash with Landlord in an amount sufficient to restore the Security Deposit to its full original amount, and shall pay to Landlord such other sums as necessary to reimburse Landlord for any sums paid by Landlord. Tenant may not assign or encumber the Security Deposit without the consent of Landlord. Any attempt to do so shall be void and shall not be binding on Landlord. The Security Deposit shall be returned to Tenant within thirty (30) days after the Expiration Date and surrender of the Premises to Landlord, less any amount deducted in accordance with this Section, together with Landlord’s written notice itemizing the amounts and purposes for such deduction. In the event of termination of Landlord’s interest in this Lease, Landlord may deliver or credit the Security Deposit to Landlord’s successor in interest in the Premises and thereupon be relieved of further responsibility with respect to the Security Deposit to the extent that Landlord’s successor assumes all obligations under this Lease.

Landlord agrees that in lieu of a cash Security Deposit, Tenant may deposit a letter of credit in a form reasonably acceptable to Landlord. Landlord shall be entitled to draw against the letter of credit at any time provided only that Landlord certifies to the issuer of the letter of credit that Tenant is in default under the Lease. Tenant shall keep the letter of credit in effect during the entire Lease Term, as the same may be extended, plus a period of four (4) weeks after expiration of the Lease Term. At least thirty (30) days prior to expiration of any letter of credit, the term thereof shall be renewed or extended for a period of at least one (1) year. Tenant’s failure to so renew or extend the letter of credit shall be a material default of this Lease by Tenant. In the event Landlord draws against the letter of credit, Tenant shall replenish the existing letter of credit or cause a new letter of credit to be issued such that the aggregate amount of letters of credit available to Landlord at all times during the Lease Term is the amount of the Security Deposit originally required.

Notwithstanding the foregoing, Tenant may reduce the amount of the Security Deposit upon the following conditions: (i) after the 36th month of the Lease Term, the amount of the Security Deposit may be reduced by $713,500.00 provided Tenant has not been in monetary default under the Lease during the previous 36 months; (ii) after the 72nd month of the Lease Term, the amount of the Security Deposit may be reduced by $583,500.00 provided Tenant has not been in monetary default under the Lease during the previous 36 months; and (iii) provided Tenant has not been in monetary default under the Lease during the Lease Term, the amount of the Security Deposit shall be reduced to $130,000.00 after Tenant’s parent company, Metromedia Fiber Network, Inc., has posted a net profit (before interest, tax, depreciation, and amortization expenses) for four (4) consecutive quarters.

5. CONSTRUCTION:

A. Landlord’s Work: Within the first two (2) months of the Lease Commencement Date, Landlord shall: (i) ensure that the Building structure and Building exterior is in compliance with all applicable city, state, and government zoning codes, laws and regulations (excluding ADA, which is specifically addressed below); and (ii) ensure that the Premises are properly closed with respect to Hazardous Materials associated with the Premises’ former use, and deliver to Tenant all related documentation in Landlord’s possession. Landlord agrees to reimburse Tenant for the cost of: (i) putting the existing Building systems (excluding Building systems installed as part of the Tenant Improvements, or Building systems Tenant intends to remove) in good operating condition and repair including the plumbing, HVAC, and electrical; (ii) any required ADA modifications to the Premises, excluding ADA requirements for new Tenant Improvements and improvements Tenant intends to remove. Landlord also agrees to reimburse Tenant the sum of Fifty Two Thousand and No/100 Dollars ($52,000.00) towards Tenant’s cost of installing a new roof membrane on the Building within the first year of the Lease Term.

B. Tenant Construction: Within the first year of the Lease Term, Tenant agrees to remove the existing disc media fabrication improvements at the Premises and install new improvements (“Tenant Improvements”) consistent with Tenant’s use of the Premises as a data center. Tenant shall cause all improvements to the Premises not included in Landlord’s Work to be constructed at Tenant’s expense by a general contractor selected by Tenant (“General Contractor”) in accordance with construction plans and outline specifications prepared at Tenant’s expense by an architect selected by Tenant (“Tenant’s Architect”), to be attached to this Lease as Exhibit “B” (“Tenant Improvement Plans and Specifications”). The Tenant Improvements Plans and Specifications shall include any information required by the relevant agencies regarding Tenant’s use of Hazardous Materials, if applicable. Prior to commencing construction of the Tenant Improvements, Tenant shall: (i) obtain all required governmental approvals and permits; and (ii) provide Landlord seven (7) days’ prior notice so that Landlord may post a notice of nonresponsibility. Landlord acknowledges that the Tenant improvements will include typical improvements which support combined office and data-telecommunications center uses, which may consist of the following: (i) raised floors; (ii) floor-to-ceiling equipment racks; (iii) additional power panels, power converters, and related equipment and fixtures to provide within the Premises additional electric power to support telecommunication equipment; (iv) a UPS system, including back-up, diesel powered generators; (v) fiber conduit, cabling, and risers to support servers, routers, and other equipment; (vi) antenna in the antenna farm; (vii) specialized HVAC systems to support temperature requirements for data-telecommunications areas, including dry cooler units; and (viii) wall partitions to create separate office areas. As part of the Tenant Improvements, Tenant shall have the right, at its sole cost, to install a trench and conduit from the street to the carrier rooms to be located within the Premises, provided that plans and specifications and the contractor to be retained for such work are subject to Landlord’s reasonable approval. Any Tenant Improvement work shall be conducted at Tenant’s risk and in accordance with all Laws. Tenant shall indemnify and hold Landlord harmless from and against all costs, damages, claims, liabilities and expenses (including attorneys’ fees) suffered by or claimed against Landlord, directly or indirectly, based on, arising out of or resulting from Tenant’s construction of the Tenant Improvements. All costs associated with Tenant Improvements shall be paid by Tenant. Immediately upon completion of the Tenant Improvements, Tenant agrees to provide Landlord a complete set of half-size (15” x 21”) vellum as-built drawings for the Tenant Improvements and a certificate of occupancy for the Premises. The Tenant Improvements shall be the property of Tenant until the expiration of the Lease Term or any earlier termination of the Lease, at which time the Tenant Improvements shall become the property of Landlord and shall remain upon and be surrendered with the Premises, and title thereto shall automatically vest in Landlord without any payment therefor.

6. ACCEPTANCE OF POSSESSION AND COVENANTS TO SURRENDER:

A. Delivery and Acceptance: Landlord shall deliver and Tenant shall accept possession of the Premises on the Commencement Date provided, however, that Landlord shall retain a right of entry to complete Landlord’s Work provided Landlord does not interfere with construction of Tenant Improvements. Tenant acknowledges that it has had an opportunity to conduct, and has conducted, such inspections of the Premises as it deems necessary to evaluate its condition. Except as otherwise specifically provided herein, Tenant agrees to accept possession of the Premises in its then existing condition, subject to all Restrictions and without representation or warranty by Landlord except as provided in Section 5 above.

Landlord and Tenant hereby acknowledge that: (i) Komag Corporation (“Komag”) currently occupies the Premises; and (ii) Landlord and Komag have executed a lease termination agreement, attached as Exhibit “D”, that terminates Komag’s lease on December 31, 1999. Landlord, at its sole cost and expense, shall use its reasonable best efforts to assure that Komag vacates and surrenders the Premises, which efforts shall include, without limitation, the prompt initiation of an unlawful detainer proceeding if necessary. Landlord shall be obligated to deliver the Premises to Tenant in such condition (the “Required Condition”) that it is free of possession by Komag with equipment and fixtures of Komag removed or left in place pursuant to Exhibit “E” attached hereto.

B. Late Delivery: In the event Landlord does not deliver the Premises to Tenant in the Required Condition by January 1, 2000, then the Commencement Date shall not occur until such delivery is made. Further, in the event Landlord does not deliver the Premises to Tenant in the Required Condition by February 1, 2000, then in addition to such delayed Commencement Date, the Base Monthly Rent which is otherwise payable commencing on the 6th month thereafter shall be abated by a per diem (calculated on a 30-day month using the Base Monthly Rent rate applicable in the 6th month of the Lease Term) amount for each day in the period commencing on February 1, 2000 and ending on the date the Premises are delivered to Tenant in the Required Condition. The rent abatement for a delay in the Commencement Date shall be the sole and exclusive remedy of Tenant with respect to the failure by Landlord to deliver the Premises to Tenant in the Required Condition.

Notwithstanding anything to the contrary contained in this Lease, in the event: (i) Komag has not obtained a closure permit (or other evidence from applicable governmental agencies) by January 15, 2000 affirming that Komag has removed all Hazardous Materials associated with its use at the Premises; and (ii) Base Monthly Rent is not already being abated pursuant to the preceding paragraph, then this Lease shall not be void or voidable nor shall Landlord be liable for any loss or damage resulting therefrom; however, Landlord shall pay to Tenant an amount equal to all Holdover Rent due from Komag to Landlord pursuant to paragraph 5 of the attached Exhibit “D”.

C. Condition Upon Surrender: Tenant further agrees on the Expiration Date or on the sooner termination of this Lease, to surrender the Premises to Landlord in good condition and repair, normal wear and tear excepted. In this regard, “normal wear and tear” shall be construed to mean wear and tear caused to the Premises by the natural aging process which occurs in spite of prudent application of the best standards for maintenance, repair replacement, and janitorial practices, and does not include items of neglected or deferred maintenance. In any event, Tenant shall cause the following to be done prior to the Expiration Date or sooner termination of this Lease: (i) all interior walls shall be repaired, patched and otherwise made paint-ready, (ii) all tiled floors shall be cleaned and waxed, (iii) all carpets shall be cleaned and shampooed, (iv) all broken, marred, stained or non-conforming acoustical ceiling tiles shall be replaced, (v) all cabling placed above the ceiling by Tenant or Tenant’s contractors shall be removed, (vi) all windows shall be washed; (vii) the HVAC system shall be serviced by a reputable and licensed service firm and left in “good operating condition and repair” as so certified by such firm, (viii) the plumbing and electrical systems and lighting shall be placed in good order and repair (including replacement of any burned out, discolored or broken light bulbs, ballasts, or lenses. On or before the Expiration Date or sooner termination of this Lease, Tenant shall remove all its personal property and trade fixtures from the Premises. All property and fixtures not so removed shall be deemed as abandoned by Tenant. At the expiration of the Lease Term, Landlord shall not have the right to require that Tenant remove from the Premises any of the Tenant Improvements (other than Tenant’s equipment, fixtures and components) or any Alterations made with Landlord’s consent unless Landlord, at the time of granting such consent, indicates that the subject Alteration must be removed upon the expiration of the Lease Term. With respect to Permitted Alterations as defined in Section 7.A below, Tenant shall ascertain from Landlord within ninety (90) days before the Expiration Date whether Landlord desires to have such Permitted Alterations removed. Tenant shall repair any damage to the Building which results from Tenant’s removal of any Permitted Alteration and any improvements and/or Tenant’s equipment, fixtures, and components. Such repair and restoration shall include causing the Premises to be brought into compliance with all applicable building codes and laws in effect at the time of the removal to the extent such compliance is necessitated by the repair and restoration work.

D. Failure to Surrender: If the Premises are not surrendered at the Expiration Date or sooner termination of this Lease in the condition required by this Section 6, Tenant shall be deemed in a holdover tenancy pursuant to this Section 6.C and Tenant shall indemnify, defend, and hold Landlord harmless against loss or liability resulting from delay by Tenant in so surrendering the Premises including, without limitation, any claims made by any succeeding tenant founded on such delay and costs incurred by Landlord in returning the Premises to the required condition, plus interest at the Agreed Interest Rate. Any holding over after the termination or Expiration Date with Landlord’s express written consent, shall be construed as month-to-month tenancy, terminable on thirty (30) days written notice from either party, and Tenant shall pay as Base Monthly Rent to Landlord a rate equal to one hundred twenty five percent (125%) of the Base Monthly Rent due in the month preceding the termination or Expiration Date, plus all other amounts payable by Tenant under this Lease. Any holding over shall otherwise be on the terms and conditions herein specified, except those provisions relating to the Lease Term and any options to extend or renew, which provisions shall be of no further force and effect following the expiration of the applicable exercise period. If Tenant remains in possession of the Premises after the Expiration Date or sooner termination of this Lease without Landlord’s consent, Tenant’s continued possession shall be on the basis of a tenancy at sufferance and Tenant shall pay as rent during the holdover period an amount equal to one hundred fifty percent (150%) of the Base Monthly Rent due in the month preceding the termination or Expiration Date, plus all other amounts payable by Tenant under this Lease. This provision shall survive the termination or expiration of the Lease.

7. ALTERATIONS AND ADDITIONS:

A. Tenant’s Alterations: Tenant shall not make, or suffer to be made, any alteration or addition to the Premises (“Alterations”), or any part thereof, without obtaining Landlord’s prior written consent and delivering to Landlord the proposed architectural and structural plans for all such Alterations at least fifteen (15) days prior to the start of construction. If such Alterations affect the structure of the Building, Tenant additionally agrees to reimburse Landlord its reasonable out-of-pocket costs incurred in reviewing Tenant’s plans. After obtaining Landlord’s consent, which consent shall state whether or not Landlord will require Tenant to remove such Alteration at the expiration or earlier termination of this Lease, Tenant shall not proceed to make such Alterations until Tenant has obtained all required governmental approvals and permits. Tenant agrees to provide Landlord: (i) written notice of the anticipated and actual start-date of the work, (ii) a complete set of half-size (15” X 21”) vellum as-built drawings, and (iii) a certificate of occupancy for the work upon completion of the Alterations. All Alterations shall be constructed in compliance with all applicable building codes and laws including, without limitation, the Americans with Disabilities Act of 1990 as amended from time to time. Upon the Expiration Date, all Alterations, except movable furniture and trade fixtures, shall become a part of the realty and belong to Landlord but shall nevertheless be subject to removal by Tenant as provided in Section 6 above. Alterations which are not deemed as trade fixtures include heating, lighting, electrical systems, air conditioning, walls, carpeting, or any other installation which has become an integral part of the Premises. All Alterations shall be maintained, replaced or repaired by Tenant at its sole cost and expense. Notwithstanding the foregoing, Tenant shall be entitled, without obtaining Landlord’s consent, to make Alterations which do not affect the structure of the Building and which do not cost more than One Hundred Thousand Dollars ($100,000.00) per Alteration (“Permitted Alteration”); provided, however, that Tenant shall still be required to comply with all other provisions of this paragraph, and such Permitted Alterations are subject to removal by Tenant at Landlord’s election pursuant to Section 6.C above at the expiration or earlier termination of the Lease. Tenant shall not be required to seek Landlord’s consent with respect to any replacements, modifications, retrofits, or upgrades of Tenant’s equipment, fixtures, and components, provided that any work or installation with respect to the foregoing shall otherwise be carried out in compliance with this Lease.

B. Free From Liens: Tenant shall keep the Premises free from all liens arising out of work performed, materials furnished, or obligations incurred by Tenant or claimed to have been performed for Tenant. In the event Tenant fails to discharge any such lien within ten (10) days after receiving notice of the filing, Landlord shall be entitled to discharge the lien at Tenant’s expense and all resulting costs incurred by Landlord, including attorney’s fees shall be due from Tenant as additional rent.

C. Compliance With Governmental Regulations: The term Laws or Governmental Regulations shall include all federal, state, county, city or governmental agency laws, statutes, ordinances, standards, rules, requirements, or orders now in force or hereafter enacted, promulgated, or issued. The term also includes government measures regulating or enforcing public access, traffic mitigation, occupational, health, or safety standards for employers, employees, landlords, or tenants. Tenant, at Tenant’s sole expense shall make all repairs, replacements, alterations, or improvements needed to comply with all Governmental Regulations. The judgment of any court of competent jurisdiction or the admission of Tenant in any action or proceeding against Tenant (whether Landlord be a party thereto or not) that Tenant has violated any such law, regulation or other requirement in its use of the Premises shall be conclusive of that fact as between Landlord and Tenant.

8. MAINTENANCE OF PREMISES:

A. Landlord’s Obligations: Landlord at its sole cost and expense, shall maintain in good condition, order, and repair, and replace as and when necessary, the foundation, exterior load bearing walls and roof structure of the Building.

B. Tenant’s Obligations: Tenant shall clean, maintain, repair and replace when necessary the Premises and every part thereof through regular inspections and servicing, including but not limited to: (i) all plumbing and sewage facilities, (ii) all heating ventilating and air conditioning facilities and equipment, (iii) all fixtures, interior walls floors, carpets and ceilings, (iv) all windows, door entrances, plate glass and glazing systems including caulking, and skylights, (v) all electrical facilities and equipment, (vi) all automatic fire extinguisher equipment, (vii) the parking lot and all underground utility facilities servicing the Premises, (viii) the roof membrane system, and (ix) all waterscape, landscaping and shrubbery. All wall surfaces and floor tile are to be maintained in an as good a condition as when Tenant took possession free of holes, gouges, or defacements. With respect to items (ii) and (viii) above, Tenant shall provide Landlord a copy of a service contract between Tenant and a licensed service contractor providing for periodic maintenance of all such systems or equipment in conformance with the manufacturer’s recommendations. Tenant shall provide Landlord a copy of such preventive maintenance contracts and paid invoices for the recommended work if requested by Landlord. If as a part of Tenant’s fulfillment of its maintenance obligations during the last five (5) years of the Lease Term, a roof replacement to the Premises is paid for by Tenant, Landlord shall reimburse Tenant for the cost of the replacement less the sum of (i) Fifty Thousand Dollars ($50,000.00) plus (ii) that portion of the cost over $50,000.00 equal to the product of such cost multiplied by a fraction, the numerator of which is the number of years remaining in the Lease Term, the denominator of which is the useful life (in years) of the roof replacement.

C. Waiver of Liability: Failure by Landlord to perform any defined services, or any cessation thereof, when such failure is caused by accident, breakage, repairs, strikes, lockout or other labor disturbances or labor disputes of any character or by any other cause, similar or dissimilar, shall not render Landlord liable to Tenant in any respect, including damages to either person or property, nor be construed as an eviction of Tenant, nor cause an abatement of rent, nor relieve Tenant from fulfillment of any covenant or agreement hereof. Should any equipment or machinery utilized in supplying the services listed herein break down or for any cause cease to function properly, upon receipt of written notice from Tenant of any deficiency or failure of any services, Landlord shall use reasonable diligence to repair the same promptly, but Tenant shall have no right to terminate this Lease and shall have no claim for rebate of rent or damages on account of any interruptions in service occasioned thereby or resulting therefrom. Tenant waives the provisions of California Civil Code Sections 1941 and 1942 concerning the Landlord’s obligation of tenantability and Tenant’s right to make repairs and deduct the cost of such repairs from the rent. Landlord shall not be liable for a loss of or injury to person or property, however occurring, through or in connection with or incidental to furnishing, or its failure to furnish, any of the foregoing.

9. HAZARD INSURANCE:

A. Tenant’s Use: Tenant shall not use or permit the Premises, or any part thereof, to be used for any purpose other than that for which the Premises are hereby leased; and no use of the Premises shall be made or permitted, nor acts done, which will cause an increase in premiums or a cancellation of any insurance policy covering the Premises or any part thereof, nor shall Tenant sell or permit to be sold, kept, or used in or about the Premises, any article prohibited by the standard form of fire insurance policies. Tenant shall, at its sole cost, comply with all requirements of any insurance company or organization necessary for the maintenance of reasonable fire and public liability insurance covering the Premises and appurtenances.

B. Landlord’s Insurance: Landlord agrees to purchase and keep in force fire, extended coverage insurance in an amount equal to the replacement cost of the Building (not including any Tenant Improvements or Alterations paid for by Tenant from sources other than the Work Allowance) as determined by Landlord’s insurance company’s appraisers. If commercially available and carried by other owners of commercial properties in the area, such fire and property damage insurance may be endorsed to cover loss caused by such additional perils against which Landlord may elect to insure, including earthquake and/or flood (if available at commercially reasonable rates), and shall contain reasonable deductibles which, in the case of earthquake and flood insurance may be up to fifteen percent (15%) of the replacement value of the property. Additionally Landlord may maintain a policy of (i) commercial general liability insurance insuring Landlord (and such others designated by Landlord) against liability for personal injury, bodily injury, death and damage to property occurring or resulting from an occurrence in, on or about the Premises or Project in an amount as Landlord determines is reasonably necessary for its protection, and (ii) rental lost insurance covering a twelve (12) month period. Tenant agrees to pay Landlord as additional rent, on demand, the full cost of said insurance as evidenced by insurance billings to Landlord, and in the event of damage covered by said insurance, the amount of any deductible under such policy. Payment shall be due to Landlord within ten (10) days after written invoice to Tenant. It is understood and agreed that Tenant’s obligation under this Section will be prorated to reflect the Lease Commencement and Expiration Dates.

C. Tenant’s Insurance: Tenant agrees, at its sole cost, to insure its personal property, Tenant Improvements (for which it has paid from sources other than the Work Allowance), and Alterations for their full replacement value (without depreciation) and to obtain worker’s compensation and public liability and property damage insurance for occurrences within the Premises with a combined single limit of not less than Five Million Dollars ($5,000,000.00). Tenant’s liability insurance shall be primary insurance containing a cross-liability endorsement, and shall provide coverage on an “occurrence” rather than on a “claims made” basis. Tenant shall name Landlord and Landlord’s lender as an additional insured and shall deliver a copy of the policies and renewal certificates to Landlord. All such policies shall provide for thirty (30) days’ prior written notice to Landlord of any cancellation, termination, or reduction in coverage.

D. Waiver: Landlord and Tenant hereby waive all rights each may have against the other on account of any loss or damage sustained by Landlord or Tenant, as the case may be, or to the Premises or its contents, which may arise from any risk covered by their respective insurance policies (or which would have been covered had such insurance policies been maintained in accordance with this Lease) as set forth above. The Parties shall use their reasonable efforts to obtain from their respective insurance companies a waiver of any right of subrogation which said insurance company may have against Landlord or Tenant, as the case may be.

10. TAXES: Tenant shall be liable for and shall pay as additional rental, prior to delinquency, the following: (i) all taxes and assessments levied against Tenant’s personal property and trade or business fixtures; (ii) all real estate taxes and assessment installments or other impositions or charges which may be levied on the Premises or upon the occupancy of the Premises, including any substitute or additional charges which may be imposed applicable to the Lease Term; and (iii) real estate tax increases due to an increase in assessed value resulting from a sale, transfer or other change of ownership of the Premises as it appears on the City and County tax bills during the Lease Term. Tenant’s obligation under this Section shall be prorated to reflect the Lease Commencement and Expiration Dates. If, at any time during the Lease Term a tax, excise on rents, business license tax or any other tax, however described, is levied or assessed against Landlord as a substitute or addition, in whole or in part, for taxes assessed or imposed on land or Buildings, Tenant shall pay and discharge its pro rata share of such tax or excise on rents or other tax before it becomes delinquent; except that this provision is not intended to cover net income taxes, inheritance, gift or estate tax imposed upon Landlord. In the event that a tax is placed, levied, or assessed against Landlord and the taxing authority takes the position that Tenant cannot pay and discharge its pro rata share of such tax on behalf of Landlord, then at Landlord’s sole election, Landlord may increase the Base Monthly Rent by the exact amount of such tax and Tenant shall pay such increase. If by virtue of any application or proceeding brought by Landlord, there results a reduction in the assessed value of the Premises during the Lease Term, Tenant agrees to pay Landlord a fee consistent with the fees charged by a third party appeal firm for such services.

11. UTILITIES: Tenant shall pay directly to the providing utility all water, gas, electric, telephone, and other utilities supplied to the Premises. Landlord shall not be liable for loss of or injury to person or property, however occurring, through or in connection with or incidental to furnishing or the utility company’s failure to furnish utilities to the Premises, and in such event Tenant shall not be entitled to abatement or reduction of any portion of Base Monthly Rent or any other amount payable under this Lease.

12. TOXIC WASTE AND ENVIRONMENTAL DAMAGE:

A. Tenant’s Responsibility: Without the prior written consent of Landlord, Tenant or Tenant’s agents, employees, contractors and invitees (“Tenant’s Agents”) shall not bring, use, or permit upon the Premises, or generate, create, release, emit, or dispose (nor permit any of the same) from the Premises any chemicals, toxic or hazardous gaseous, liquid or solid materials or waste, including without limitation, material or substance having characteristics of ignitability, corrosivity, reactivity, or toxicity or substances or materials which are listed on any of the Environmental Protection Agency’s lists of hazardous wastes or which are identified in Division 22 Title 26 of the California Code of Regulations as the same may be amended from time to time or any wastes, materials or substances which are or may become regulated by or under the authority of any applicable local, state or federal laws, judgments, ordinances, orders, rules, regulations, codes or other governmental restrictions, guidelines or requirements (“Hazardous Materials”) except for those substances customary in typical office and data center uses for which no consent shall be required. In order to obtain consent, Tenant shall deliver to Landlord its written proposal describing the toxic material to be brought onto the Premises, measures to be taken for storage and disposal thereof, safety measures to be employed to prevent pollution of the air, ground, surface and ground water. Landlord’s approval may be withheld in its reasonable judgment_. In the event Landlord consents to Tenant’s use of Hazardous Materials on the Premises or such consent is not required, Tenant represents and warrants that it shall comply with all Governmental Regulations applicable to Hazardous Materials including doing the following: (i) adhere to all reporting and inspection requirements imposed by Federal, State, County or Municipal laws, ordinances or regulations and will provide Landlord a copy of any such reports or agency inspections; (ii) obtain and provide Landlord copies of all necessary permits required for the use and handling of Hazardous Materials on the Premises; (iii) enforce Hazardous Materials handling and disposal practices consistent with industry standards; (iv) surrender the Premises free from any Hazardous Materials arising from Tenant’s bringing, using, permitting, generating, creating, releasing, emitting or disposing of Hazardous Materials; and (v) properly close the facility with regard to Hazardous Materials including the removal or decontamination of any process piping, mechanical ducting, storage tanks, containers, or trenches which have come into contact with Hazardous Materials and obtain a closure certificate from the local administering agency within 30 days following the Expiration Date.

Provided Tenant complies with the provisions of this Section 12 and any other applicable Sections of the Lease, Landlord hereby consents to Tenant’s use of diesel and the presence of diesel tanks on the Premises, provided such diesel tanks are either above-grade or in existing appropriate vaults on the Premises.

B. Tenant’s Indemnity Regarding Hazardous Materials: Tenant shall, at its sole cost and expense, comply with all laws pertaining to, and shall with counsel reasonably acceptable to Landlord, indemnify, defend and hold harmless Landlord and Landlord’s trustees, shareholders, directors, officers, employees, partners, affiliates, and agents from, any claims, liabilities, costs or expenses incurred or suffered arising from the bringing, using, permitting, generating, emitting or disposing of Hazardous Materials by Tenant, Tenant’s Agents, or a third party whose presence upon the Premises are related to Tenant’s use and occupancy thereof, through the surface soils of the Premises during the Lease Term or the violation of any Governmental Regulation or environmental law, by Tenant or Tenant’s Agents. Tenant’s indemnification, defense, and hold harmless obligations include, without limitation, the following: (i) claims, liability, costs or expenses resulting from or based upon administrative, judicial (civil or criminal) or other action, legal or equitable, brought by any private or public person under common law or under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended (“CERCLA”), the Resource Conservation and Recovery Act of 1980 (“RCRA”) or any other Federal, State, County or Municipal law, ordinance or regulation now or hereafter in effect; (ii) claims, liabilities, costs or expenses pertaining to the identification, monitoring, cleanup, containment, or removal of Hazardous Materials from soils, riverbeds or aquifers including the provision of an alternative public drinking water source; (iii) all costs of defending such claims; (iv) losses attributable to diminution in the value of the Premises or the Building; (v) loss or restriction of use of rentable space in the Building; (vi) Adverse effect on the marketing of any space in the Building; and (vi) all other liabilities, obligations, penalties, fines, claims, actions (including remedial or enforcement actions of any kind and administrative or judicial proceedings, orders or judgments), damages (including consequential and punitive damages), and costs (including attorney, consultant, and expert fees and expenses) resulting from the release or violation. This Section 12.B shall survive the expiration or termination of this Lease.

C. Actual Release by Tenant: Tenant agrees to notify Landlord of any lawsuits or orders which relate to the remedying of or actual release of Hazardous Materials on or into the soils or ground water at or under the Premises. Tenant shall also provide Landlord all notices required by Section 25359.7(b) of the Health and Safety Code and all other notices required by law to be given to Landlord in connection with Hazardous Materials. Without limiting the foregoing, Tenant shall also deliver to Landlord, within twenty (20) days after receipt thereof, any written notices from any governmental agency alleging a material violation of, or material failure to comply with, any federal, state or local laws, regulations, ordinances or orders, the violation of which or failure to comply with poses a foreseeable and material risk of contamination of the ground water or injury to humans (other than injury solely to Tenant or Tenant’s Agents. In the event of any release on or into the Premises or into the soil or ground water under the Premises, the Building or the Project of any Hazardous Materials used, treated, stored or disposed of by Tenant or Tenant’s Agents, Tenant agrees to comply, at its sole cost, with all laws, regulations, ordinances and orders of any federal, state or local agency relating to the monitoring or remediation of such Hazardous Materials. In the event of any such release of Hazardous Materials Tenant shall immediately give verbal and follow-up written notice of the release to Landlord, and Tenant agrees to meet and confer with Landlord and its Lender to attempt to eliminate and mitigate any financial exposure to such Lender and resultant exposure to Landlord under California Code of Civil Procedure Section 736(b) as a result of such release, and promptly to take reasonable monitoring, cleanup and remedial steps given, inter alia, the historical uses to which the Property has and continues to be used, the risks to public health posed by the release, the then available technology and the costs of remediation, cleanup and monitoring, consistent with acceptable customary practices for the type and severity of such contamination and all applicable laws. Nothing in the preceding sentence shall eliminate, modify or reduce the obligation of Tenant under 12.B of this Lease to indemnify, defend and hold

Landlord harmless from any claims liabilities, costs or expenses incurred or suffered by Landlord. Tenant shall provide Landlord prompt written notice of Tenant’s monitoring, cleanup and remedial steps.

In the absence of an order of any federal, state or local governmental or quasi-governmental agency relating to the cleanup, remediation or other response action required by applicable law, any dispute arising between Landlord and Tenant concerning Tenant’s obligation to Landlord under this Section 12.C concerning the level, method, and manner of cleanup, remediation or response action required in connection with such a release of Hazardous Materials shall be resolved by mediation and/or arbitration pursuant to this Lease.

D. Environmental Monitoring: Landlord and its agents shall have the right to inspect, investigate, sample and monitor the Premises including any air, soil, water, ground water or other sampling or any other testing, digging, drilling or analysis to determine whether Tenant is complying with the terms of this Section 12. If Landlord discovers that Tenant is not in compliance with the terms of this Section 12, any such costs incurred by Landlord, including attorneys’ and consultants’ fees, shall be due and payable by Tenant to Landlord within five (5) days following Landlord’s written demand therefore.

13. TENANT’S DEFAULT: The occurrence of any of the following shall constitute a material default and breach of this Lease by Tenant: (i) Tenant’s failure to pay the Base Monthly Rent including additional rent or any other payment due under this Lease by the date such amount is due, where such failure continues for five (5) business days after Landlord’s delivery of written notice, (ii) the abandonment of the Premises by Tenant for a consecutive period of ninety (90) days or longer; (iii) Tenant’s failure to observe and perform any other required provision of this Lease, where such failure continues for thirty (30) days after written notice from Landlord; provided, however, that if the nature of the default is such that it cannot reasonably be cured within the 30-day period, Tenant shall not be deemed in default if it commences within such period to cure, and thereafter diligently prosecutes the same to completion; (iv) Tenant’s making of any general assignment for the benefit of creditors; (v) the filing by or against Tenant of a petition to have Tenant adjudged a bankrupt or of a petition for reorganization or arrangement under any law relating to bankruptcy (unless, in the case of a petition filed against Tenant, the same is dismissed after the filing); (vi) the appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, where possession is not restored to Tenant within thirty (30) days; or (vii) the attachment, execution or other judicial seizure of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, where such seizure is not discharged within thirty (30) days.

A. Remedies: In the event of any such default by Tenant, then in addition to other remedies available to Landlord at law or in equity, Landlord shall have the immediate option to terminate this Lease and all rights of Tenant hereunder by giving written notice of such intention to terminate. In the event Landlord elects to so terminate this Lease, Landlord may recover from Tenant all the following: (i) the worth at time of award of any unpaid rent which had been earned at the time of such termination; (ii) the worth at time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss for the same period that Tenant proves could have been reasonably avoided; (iii) the worth at time of award of the amount by which the unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; (iv) any other amount necessary to compensate Landlord for all detriment proximately caused by.-Tenant’s failure to perform its obligations under this Lease, or which in the ordinary course of things would be likely to result therefrom; including the following: (x) expenses for repairing, altering or remodeling the Premises for purposes of reletting, (y) broker’s fees, advertising costs or other expenses of reletting the Premises and (z) costs of carrying the Premises such as taxes, insurance premiums, utilities and security precautions; and (v) at Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted by applicable California law. The computation of the damages pursuant to the foregoing shall include a credit for that portion of any rent to which Landlord is entitled pursuant to a subsequent lease which, for the remaining balance of the Lease Term under this Lease, is higher than the Base Monthly Rent which would be due hereunder during such period. The term “rent”, as used herein, is defined as the minimum monthly installments of Base Monthly Rent and all other sums required to be paid by Tenant pursuant to this Lease, all such other sums being deemed as additional rent due hereunder. As used in (i) and (ii) above, “worth at the time of award” shall be computed by allowing interest at a rate equal to the discount rate of the Federal Reserve Bank of San Francisco plus five (5%) percent per annum. As used in (iii) above, “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one (1%) percent.

B. Right to Re-enter: In the event of any such default by Tenant, Landlord shall have the right, after terminating this Lease, to re-enter the Premises and remove all persons and property. Such property may be removed and stored in a public warehouse or elsewhere at the cost of and for the account of Tenant, and disposed of by Landlord in any manner permitted by law.

C. Abandonment: If Landlord does not elect to terminate this Lease as provided in Section 13.A or 13.B above, then the provisions of California Civil Code Section 1951.4, (Landlord may continue the lease in effect after Tenant’s breach and abandonment and recover rent as it becomes due if Tenant has a right to sublet and assign, subject only to reasonable limitations) as amended from time to time, shall apply and Landlord may from time to time, without terminating this Lease, either recover all rental as it becomes due or relet the Premises or any part thereof for such term or terms and at such rental or rentals and upon such other terms and conditions as Landlord in its sole discretion may deem advisable, with the right to make alterations and repairs to the Premises. In the event that Landlord elects to so relet, rentals received by Landlord from such reletting shall be applied in the following order to: (i) the payment of any indebtedness other than Base Monthly Rent due hereunder from Tenant to Landlord; (ii) the payment of any cost of such reletting; (iii) the payment of the cost of any alterations and repairs to the Premises; and (iv) the payment of Base Monthly Rent due and unpaid hereunder. The residual rentals, if any, shall be held by Landlord and applied in payment of future Base Monthly Rent as the same may become due and payable hereunder. Landlord shall the obligation to market the space but shall have no obligation to relet the Premises following a default if Landlord has other comparable available space within the Building or Project. In the event the portion of rentals received from such reletting which is applied to the payment of rent hereunder during any month be less than the rent payable during that month by Tenant hereunder, then Tenant shall pay such deficiency to Landlord immediately upon demand. Such deficiency shall be calculated and paid monthly. Tenant shall also pay to Landlord, as soon as ascertained, any costs and expenses incurred by Landlord in such reletting or in making such alterations and repairs not covered by the rentals received from such reletting.

D. No Termination: Landlord’s re-entry or taking possession of the Premises pursuant to 13.B or 13.C shall not be construed as an election to terminate this Lease unless written notice of such intention is given to Tenant or unless the termination is decreed by a court of competent jurisdiction. Notwithstanding any reletting without termination by Landlord because of any default by Tenant, Landlord may at any time after such reletting elect to terminate this Lease for any such default.

E. Non-Waiver: Landlord may accept Tenant’s payments without waiving any rights under this Lease, including rights under a previously served notice of default. No payment by Tenant or receipt by Landlord of a lesser amount than any installment of rent due shall be deemed as other than payment on account of the amount due. If Landlord accepts payments after serving a notice of default, Landlord may nevertheless commence and pursue an action to enforce rights and remedies under the previously served notice of default without giving Tenant any further notice or demand. Furthermore, the Landlord’s acceptance of rent from the Tenant when the Tenant is holding over without express written consent does not convert Tenant’s Tenancy from a tenancy at sufferance to a month to month tenancy. No waiver of any provision of this Lease shall be implied by any failure of Landlord to enforce any remedy for the violation of that provision, even if that violation continues or is repeated. Any waiver by Landlord of any provision of this Lease must be in writing. Such waiver shall affect only the provision specified and only for the time and in the manner stated in the writing. No delay or omission in the exercise of any right or remedy by Landlord shall impair such right or remedy or be construed as a waiver thereof by Landlord. No act or conduct of Landlord, including, without limitation, the acceptance of keys to the Premises, shall constitute acceptance of the surrender of the Premises by Tenant before the Expiration Date. Only written notice from Landlord to Tenant of acceptance shall constitute such acceptance of surrender of the Premises. Landlord’s consent to or approval of any act by Tenant which requires Landlord’s consent or approvals shall not be deemed to waive or render unnecessary Landlord’s consent to or approval of any subsequent act by Tenant.

F. Performance by Landlord: If Tenant fails to perform any obligation required under this Lease or by law or governmental regulation, Landlord in its sole discretion may, without notice, without waiving any rights or remedies and without releasing Tenant from its obligations hereunder, perform such obligation, in which event Tenant shall pay Landlord as additional rent all sums reasonably paid by Landlord in connection with such substitute performance, including interest at the Agreed Interest Rate (as defined in Section 19.J) within ten (10) days of Landlord’s written notice for such payment.

G. Habitual Default: The provisions of Section 13 notwithstanding, the Parties agree that if Tenant shall have materially defaulted in the performance of any (but not necessarily the same) term or condition of this Lease for five (5) or more times during any twelve (12) month period during the Lease Term, then such conduct shall, at the election of the Landlord, represent a separate event of default which cannot be cured by Tenant. Tenant acknowledges that the purpose of this provision is to prevent repetitive material defaults by Tenant, which work a hardship upon Landlord and deprive Landlord of Tenant’s timely performance under this Lease.

14. LANDLORD’S LIABILITY:

A. Limitation on Landlord’s Liability: In the event of Landlord’s failure to perform any of its covenants or agreements under this Lease, Tenant shall give Landlord written notice of such failure and shall give Landlord thirty (30) days to cure or commence to cure such failure prior to any claim for breach or resultant damages, provided, however, that: (i) if the nature of the default is such that it cannot reasonably be cured within the 30-day period, Landlord shall not be deemed in default if it commences within such period to cure, and thereafter diligently prosecutes the same to completion; and (ii) in the event of emergency, Landlord shall use its best efforts to cure or commence to cure such failure as soon as reasonably possible. In addition, upon any such failure by Landlord, Tenant shall give notice by registered or certified mail to any person or entity with a security interest in the Premises (“Mortgagee”) that has provided Tenant with notice of its interest in the Premises, and shall provide Mortgagee a reasonable opportunity to cure such failure. Tenant agrees that each of the Mortgagees to whom this Lease has been assigned is an expressed third-party beneficiary hereof. Tenant waives any right under California Civil Code Section 1950.7 or any other present or future law to the collection of any payment or deposit from Mortgagee or any purchaser at a foreclosure sale of Mortgagee’s interest unless Mortgagee or such purchaser shall have actually received and not refunded the applicable payment or deposit. Tenant Further waives any right to terminate this Lease and to vacate the Premises on Landlord’s default under this Lease. Tenant’s sole remedy on Landlord’s default is an action for damages or injunctive or declaratory relief.

B. Limitation on Tenant’s Recourse: If Landlord is a corporation, trust, partnership, joint venture, unincorporated association or other form of business entity, then (i) the obligations of Landlord shall not constitute personal obligations of the officers, directors, trustees, partners, joint venturers, members, owners, stockholders, or other principals or representatives except to the extent of their interest in the Premises. Tenant shall have recourse only to the interest of Landlord in the Premises or for the satisfaction of the obligations of Landlord and shall not have recourse to any other assets of Landlord for the satisfaction of such obligations. Notwithstanding the foregoing, the provisions of this Section 14.B shall not apply to a default by Landlord in the return of the Security Deposit.

C. Indemnification of Landlord: As a material part of the consideration rendered to Landlord, Tenant hereby waives all claims against Landlord for damages to goods, wares and merchandise, and all other personal property in, upon or about said Premises and for injuries to persons in or about said Premises, from any cause arising at any time to the fullest extent permitted by law, and Tenant shall indemnify, defend with counsel reasonably acceptable to Landlord and hold Landlord, and their shareholders, directors, officers, trustees, employees, partners, affiliates- and agents from any claims, liabilities, costs or expenses incurred or suffered arising from the use of occupancy of the Premises or any part of the Project by Tenant or Tenant’s Agents, the acts or omissions of Tenant or Tenant’s Agents, Tenant’s breach of this Lease, or any damage or injury to person or property from any cause, except to the extent caused by the willful misconduct or active negligence of Landlord or from the failure of Tenant to keep the Premises in good condition and repair as herein provided, except to the extent due to the gross negligence or willful misconduct of Landlord. Further, in the event Landlord is made party to any litigation due to the acts or omission of Tenant and Tenant’s Agents, Tenant will indemnify, defend (with counsel reasonably acceptable to Landlord) and hold Landlord harmless from any such claim or liability including Landlord’s costs and expenses and reasonable attorney’s fees incurred in defending such claims.

15. DESTRUCTION OF PREMISES:

A. Landlord’s Obligation to Restore: In the event of a destruction of the Premises during the Lease Term Landlord shall repair the same to a similar condition to that which existed prior to such destruction. Such destruction shall not annul or void this Lease; however, Tenant shall be entitled to a proportionate reduction of Base Monthly Rent from the date of destruction until the repairs are sufficiently complete to allow Tenant to conduct its business without material interference, such proportionate reduction to be based upon the extent to which the repairs interfere with Tenant’s business in the Premises, as reasonably determined by Landlord. In no event shall Landlord be required to replace or restore Alterations, Tenant Improvements paid for by Tenant from sources other than the Work Allowance or Tenant’s fixtures or personal property. With respect to a destruction which Landlord is obligated to repair or may elect to repair under the terms of this Section, Tenant waives the provisions of Section 1932, and Section 1933, Subdivision 4, of the Civil Code of the State of California, and any other similarly enacted statute, and the provisions of this Section 15 shall govern in the case of such destruction.

B. Limitations on Landlord’s Restoration Obligation: Notwithstanding the provisions of Section 15.A, Landlord shall have no obligation to repair, or restore the Premises if any of the following occur: (i) if the repairs cannot be made in one hundred eighty (180) days from the date of receipt of all governmental approvals necessary under the laws and regulations of State, Federal, County or Municipal authorities to effect such repairs, as reasonably determined by Landlord, (ii) if the holder of the first deed of trust or mortgage encumbering the Building elects not to permit the insurance proceeds payable upon damage or destruction to be used for such repair or restoration, (iii) the damage or destruction is not fully covered by the insurance maintained by Landlord and any amounts Tenant elects, in its sole discretion, to pay towards the cost of repair or restoration, (iv) the damage or destruction occurs in the last twenty four (24) months of the Lease Term, (v) Tenant is in default pursuant to the provisions of Section 13, or (vi) Tenant has vacated the Premises for more than one hundred twenty (120) days. In any such event Landlord may elect either to (i) complete the repair or restoration, or (ii) terminate this Lease by providing Tenant written notice of its election within sixty (60) days following the damage or destruction. If the repairs cannot be made within one hundred eighty (180) days from the date of receipt of all governmental approvals necessary under the laws and regulations of State, Federal, County or Municipal authorities to effect such repairs, Tenant may elect to terminate this Lease by providing Landlord written notice of its election within sixty (60) days following the date of the damage or destruction.

16. CONDEMNATION: If any part of the Premises shall be taken for any public or quasi-public use, under any statute or by right of eminent domain or private purchase in lieu thereof, and only a part thereof remains which is susceptible of occupation hereunder, this Lease shall, as to the part so taken, terminate as of the day before title vests in the condemnor or purchaser (“Vesting Date”) and Base Monthly Rent payable hereunder shall be adjusted so that Tenant is required to pay for the remainder of the Lease Term only such portion of Base Monthly Rent as the value of the part remaining after such taking bears to the value of the entire Premises prior to such taking. Further, in the event of such partial taking, Landlord shall have the option to terminate this Lease as of the Vesting Date. If all of the Premises or such part thereof be taken so that there does not remain a portion susceptible for occupation hereunder, this Lease shall terminate on the Vesting Date. If part or all of the Premises be taken, all compensation awarded upon such taking shall go to Landlord; and Tenant shall have no claim thereto; except Landlord shall cooperate with Tenant, without cost to Landlord, to recover compensation for damage to or taking of any Alterations, Tenant Improvements paid for by Tenant from sources other than the Work Allowance, or for Tenant’s moving costs. Tenant hereby waives the provisions of California Code of Civil Procedures Section 1265.130 and any other similarly enacted statue, and the provisions of this Section 16 shall govern in the case of a taking.

17. ASSIGNMENT OR SUBLEASE:

A. Consent by Landlord: Except as specifically provided in this Section 17.E, Tenant may not assign, sublet, hypothecate, or allow a third party to use the Premises without the express written consent of Landlord. In the event Tenant desires to assign this Lease or any interest herein or sublet the Premises or any part thereof, Tenant shall deliver to Landlord (i) executed counterparts of any agreement and of all ancillary agreements with the proposed assignee/subtenant, (ii) current financial statements of the transferee covering the preceding three years, (iii) the nature of the proposed transferee’s business to be carried on in the Premises, (iv) a statement outlining all consideration to be given on account of the Transfer, and (v) a current financial statement of Tenant. Landlord may condition its approval of any Transfer on receipt of a certification from both Tenant and the proposed transferee of all consideration to be paid to Tenant in connection with such Transfer. At Landlord’s request, Tenant shall also provide additional information reasonably required by Landlord to determine whether it will consent to the proposed assignment or sublease. Landlord shall have a fifteen (15) day period following receipt of all the foregoing within which to notify Tenant in writing that Landlord elects to: (i) terminate this Lease in the event the proposed sublease or assignment is for substantially all of space in the Premises; (ii) permit Tenant to assign or sublet such space to the named assignee/subtenant on the terms and conditions set forth in the notice; or (iii) refuse consent. If Landlord should fail to notify Tenant in writing of such election within the 15-day period, Landlord shall be deemed to have elected option (iii) above. In the event Landlord elects option (i)

above, this Lease shall expire with respect to such part of the Premises on the date upon which the proposed sublease or transfer was to commence, and from such date forward, Base Monthly Rent and Tenant’s Allocable Share of all other costs and charges shall be adjusted based upon the proportion that the rentable area of the Premises remaining bears to the total rentable area of the Building. In the event Landlord elects option (ii) above, Landlord’s written consent to the proposed assignment or sublease shall not be unreasonably withheld, provided and upon the condition that: (i) the proposed assignee or subtenant is engaged in a business that is limited to the use expressly permitted under this Lease; (ii) the proposed assignee or subtenant is a company with sufficient financial worth and management ability to undertake the financial obligation of this Lease and Landlord has been furnished with reasonable proof thereof; (iii) the proposed assignment or sublease is in form reasonably satisfactory to Landlord; and (iv) Tenant reimburses Landlord on demand for any reasonable costs that may be incurred by Landlord in connection with said assignment or sublease, including the costs of making investigations as to the acceptability of the proposed assignee or subtenant and legal costs incurred in connection with the granting of any requested consent. Additionally, Tenant acknowledges that Landlord may condition its consent to any assignment or sublease upon the continued guaranty of the Lease by Guarantor as defined in Lease Section 20 below. In the event all or any one of the foregoing conditions are not satisfied, Landlord shall be considered to have acted reasonably if it withholds its consent.

B. Assignment or Subletting Consideration: Any rent or other economic consideration realized by Tenant under any sublease and assignment, in excess of the Base Monthly Rent payable hereunder and reasonable subletting and assignment costs (i.e., Alterations directly associated with such sublease, legal fees and real estate commissions), shall be divided and paid fifty percent (50%) to Landlord and fifty percent (50%) to Tenant. Tenant’s obligation to pay over Landlord’s portion of the consideration constitutes an obligation for additional rent hereunder. The above provisions relating to Landlord’s right to terminate the Lease and relating to the allocation of excess rent are independently negotiated terms of the Lease which constitute a material inducement for the Landlord to enter into the Lease, and are agreed by the Parties to be commercially reasonable. No assignment or subletting by Tenant shall relieve it of any obligation under this Lease. Any assignment or subletting which conflicts with the provisions hereof shall be void.

C. No Release: Any assignment shall be made only if and shall not be effective until the assignee shall execute, acknowledge, and deliver to Landlord an agreement, in form and substance satisfactory to Landlord, whereby the assignee shall assume all the obligations of this Lease on the part of Tenant to be performed or observed and shall be subject to all the covenants, agreements, terms, provisions and conditions in this Lease. Notwithstanding any such assignment and the acceptance of rent by Landlord from any assignee, Tenant and any guarantor shall remain fully liable for the payment of Base Monthly Rent and additional rent due, and to become due hereunder, for the performance of all the covenants, agreements, terms, provisions and conditions contained in this Lease on the part of Tenant to be performed and for all acts and omissions of any licensee, assignee or any other person claiming under or through any subtenant or assignee that shall be in violation of any of the terms and conditions of this Lease, and any such violation shall be deemed a violation by Tenant. Tenant shall indemnify, defend and hold Landlord harmless from and against all losses, liabilities, damages, costs and expenses (including reasonable attorney fees) resulting from any claims that may be made against Landlord by the proposed assignee or subtenant or by any real estate brokers or other persons claiming compensation in connection with the proposed assignment or sublease.

D. Reorganization of Tenant: The provisions of this Section 17.D shall apply if Tenant is a corporation and: (i) there is a dissolution, merger, consolidation, or other reorganization of or affecting Tenant, where Tenant is not the surviving corporation, or (ii) there is a sale or transfer to one person or entity (or to any group of related persons or entities) of stock possessing more than 50% of the total combined voting power of all classes of Tenant’s capital stock issued, outstanding and entitled to vote for the election of directors, and after such sale or transfer of stock Tenant’s stock is no longer publicly traded. In a transaction under clause (i) the surviving corporation shall promptly execute and deliver to Landlord an agreement in form reasonably satisfactory to Landlord under which such surviving corporation assumes the obligations of Tenant hereunder, and in a transaction under clause (ii) the transferee or buyer shall promptly execute and deliver to Landlord an agreement in form reasonably satisfactory to Landlord under which such transferee or buyer assumes the obligations of Tenant under the Lease.

E. Permitted Transfers: Notwithstanding anything contained in this Section 17, so long as Tenant otherwise complies with the provisions of this Article, Tenant may enter into any of the following transfers (a “Permitted Transfer”) without Landlord’s prior consent, and Landlord shall not be entitled to terminate the Lease or to receive any part of any subrent resulting therefrom that would otherwise be due pursuant to Sections 17.A and 17.B. Tenant may sublease all or part of the Premises or assign its interest in this Lease to (i) any corporation which controls, is controlled by, or is under common control with the original Tenant to this Lease by means of an ownership interest of more than 50%; (ii) a corporation which results from a merger, consolidation or other reorganization in which Tenant is not the surviving corporation, so long as the surviving corporation has a net worth at the time of such assignment that is equal to or greater than the net worth of Tenant immediately prior to such transaction; and (iii) a corporation which purchases or otherwise acquires all or substantially all of the assets of Tenant so long as such acquiring corporation has a net worth at the time of such assignment that is equal to or greater than the net worth of Tenant immediately prior to such transaction.

“Permitted Transfers” shall also include any Business Agreements (defined below) entered into by Tenant with respect to the Premises, provided that Tenant remains in possession and control of the Premises, and provided further that any Business Affiliates (as defined below) comply in all respects with this Lease, including, without limitation, the provisions hereof related to permitted uses and legal compliance. The term “Business Agreement(s)” shall mean any license, sublease, co-location agreement (defined below), or other arrangement which permits the use or occupancy of portions of the Premises by any of Tenant’s subsidiaries, divisions, customers, “peering” partners, and/or contractors and subcontractors (collectively, “Business Affiliates”) and/or their equipment and personnel. The term “Co-location agreement(s)” shall mean any agreement entered into by Tenant with another party whereby Tenant is providing (whether by cable, fiber or other form of physical transmission, wireless transmission, or any other mode of transmission) co-location, access, or any other form of connection to (a) the Internet, (b) any Internet successor or affiliated networking system, and/or (c) any other existing or future telecommunications, networking, or communication systems.

F. Effect of Default: In the event of Tenant’s default, Tenant hereby assigns all rents due from any assignment or subletting to Landlord as security for performance of its obligations under this Lease, and Landlord may collect such rents as Tenant’s Attorney-in-Fact, except that Tenant may collect such rents unless a default occurs as described in Section 13 above. A termination of the Lease due to Tenant’s default shall not automatically terminate an assignment or sublease then in existence; rather at Landlord’s election, such assignment or sublease shall survive the Lease termination, the assignee or subtenant shall attorn to Landlord, and Landlord shall undertake the obligations of Tenant under the sublease or assignment; except that Landlord shall not be liable for prepaid rent, security deposits or other defaults of Tenant to the subtenant or assignee, or for any acts or omissions of Tenant and Tenant’s Agents.

G. Conveyance by Landlord: As used in this Lease, the term “Landlord” is defined only as the owner for the time being of the Premises, so that in the event of any sale or other conveyance of the Premises or in the event of a master lease of the Premises, Landlord shall be entirely freed and relieved of all its covenants and obligations hereunder, and it shall be deemed and construed, without further agreement between the Parties and the purchaser at any such sale or the master tenant of the Premises, that the purchaser or master tenant of the Premises has assumed and agreed to carry out any and all covenants and obligations of Landlord hereunder. Such transferor shall transfer and deliver Tenant’s security deposit to the purchaser at any such sale or the master tenant of the Premises, and thereupon the transferor shall be discharged from any further liability in reference thereto.

H. Successors and Assigns: Subject to the provisions of this Section 17, the covenants and conditions of this Lease shall apply to and bind the heirs, successors, executors, administrators and assigns of all Parties hereto; and all Parties hereto comprising Tenant shall be jointly and severally liable hereunder.

18. OPTION TO EXTEND THE LEASE TERM:

A. Grant and Exercise of Option: Landlord grants to Tenant, subject to the terms and conditions set forth in this Section 18.A, two (2) options (the “Options”) to extend the Lease Term for an additional term (the “Option Term”). Each Option Term shall be for a period of sixty (60) months and shall be exercised, if at all, by written notice to Landlord no earlier than eighteen (18) months prior to the date the Lease Term would expire but for such exercise but no later than twelve (12) months prior to the date the Lease Term would expire but for such exercise, time being of the essence for the giving of such notice. If Tenant exercises the Option, all of the terms, covenants and conditions of this Lease except for the grant of additional Options pursuant to this Section, provided that Base Monthly Rent for the Premises payable by Tenant during the Option Term shall be the greater of (i) the Base Monthly Rent applicable to the period immediately prior to the commencement of the Option

Term, and (ii) ninety five percent (95%) of the Fair Market Rental as hereinafter defined. Notwithstanding anything herein to the contrary, if Tenant is in monetary or material non-monetary default under any of the terms, covenants or conditions of this Lease either at the time Tenant exercises the Option or at any time thereafter prior to the commencement date of the Option Term, Landlord shall have, in addition to all of Landlord’s other rights and remedies provided in this Lease, the right to terminate the Option upon notice to Tenant, in which event the Lease Term shall not be extended pursuant to this Section 18.A. As used herein, the term “Fair Market Rental” is defined as the rental and all other monetary payments, including any escalations and adjustments thereto (including without limitation Consumer Price Indexing) that Landlord could obtain during the Option Term from a third party desiring to lease the Premises, based upon the current use and other potential uses of the Premises, as determined by the rents then being obtained for new leases of space comparable in age and quality to the Premises in the same real estate submarket as the Building. Fair Market Rental shall further take into account that Tenant is in occupancy and making functional use of the Premises in its then existing condition and no additional work allowance or tenant improvements shall be required of Landlord; however, Fair Market Rental shall not take into account Alterations or Tenant Improvements installed by Tenant which it has the right to remove pursuant to Section 7 above. The appraisers shall be instructed that the foregoing five percent (5%) discount is intended to reduce comparable rents which include (i) brokerage commissions, (ii) tenant improvement allowances, and (iii) vacancy costs, to account for the fact that Landlord will not suffer such costs in the event Tenant exercises its Option.

B. Determination of Fair Market Rental: If Tenant exercises the Option, Landlord shall send Tenant a notice setting forth the Fair Market Rental for the Option Term within thirty (30) days following the Exercise Date. If Tenant disputes Landlord’s determination of Fair Market Rental for the Option Term, Tenant shall, within thirty (30) days after the date of Landlord’s notice setting forth Fair Market Rental for the Option Term, send to Landlord a notice stating that Tenant either elects to terminate its exercise of the Option, in which event the Option shall lapse and this Lease shall terminate on the Expiration Date, or that Tenant disagrees with Landlord’s determination of Fair Market Rental for the Option Term and elects to resolve the disagreement as provided in Section 18.C below. If Tenant does not send Landlord a notice as provided in the previous sentence, Landlord’s determination of Fair Market Rental shall be the Base Monthly Rent payable by Tenant during the Option Term. If Tenant elects to resolve the disagreement as provided in Section 18.C and such procedures are not concluded prior to the commencement date of the Option Term, Tenant shall pay to Landlord as Base Monthly Rent the Fair Market Rental as determined by Landlord in the manner provided above. If the Fair Market Rental as finally determined pursuant to Section 18.C is greater than Landlord’s determination, Tenant shall pay Landlord the difference between the amount paid by Tenant and the Fair Market Rental as so determined in Section 18.C within thirty (30) days after such determination. If the Fair Market Rental as finally determined in Section 18.C is less than Landlord’s determination, the difference between the amount paid by Tenant and the Fair Market Rental as so determined in Section 18.C shall be credited against the next installments of Base Monthly Rent due from Tenant to Landlord hereunder.

C. Resolution of a Disagreement over the Fair Market Rental: Any disagreement regarding Fair Market Rental shall be resolved as follows:

Within thirty (30) days after Tenant’s response to Landlord’s notice setting forth the Fair Market Rental, Landlord and Tenant shall meet at a mutually agreeable time and place, in an attempt to resolve the disagreement.

If within the 30-day period referred to above, Landlord and Tenant cannot reach agreement as to Fair Market Rental, each party shall select one appraiser to determine Fair Market Rental. Each such appraiser shall arrive at a determination of Fair Market Rental and submit their conclusions to Landlord and Tenant within thirty (30) days after the expiration of the 30-day consultation period described above.

If only one appraisal is submitted within the requisite time period, it shall be deemed as Fair Market Rental. If both appraisals are submitted within such time period and the two appraisals so submitted differ by less than ten percent (10%), the average of the two shall be deemed as Fair Market Rental. If the two appraisals differ by more than 10%, the appraisers shall immediately select a third appraiser who shall, within thirty (30) days after his selection, make and submit to Landlord and Tenant a determination of Fair Market Rental. This third appraisal will then be averaged with the closer of the two previous appraisals and the result shall be Fair Market Rental.

All appraisers specified pursuant to this Section shall be members of the American Institute of Real Estate Appraisers with not less than ten (10) years’ experience appraising office and industrial properties in the Santa Clara Valley. Each party shall pay the cost of the appraiser selected by such party and one-half of the cost of the third appraiser.

D. Personal to Tenant: All Options provided to Tenant in this Lease are personal and granted to AboveNet Communications, Inc. (or a permitted transferee as described in Section 17.E) and are not exercisable by any third party should Tenant assign or sublet all or a portion of its rights under this Lease, unless Landlord consents to permit exercise of any option by any assignee or subtenant, in Landlord’s sole and absolute discretion.

19. GENERAL PROVISIONS:

A. Attorney’s Fees: In the event a suit or alternative form of dispute resolution is brought for the possession of the Premises, for the recovery of any sum due hereunder, to interpret the Lease, or because of the breach of any other covenant herein; then the losing party shall pay to the prevailing party reasonable attorney’s fees including the expense of expert witnesses, depositions and court testimony as part of its costs which shall be deemed to have accrued on the commencement of such action. The prevailing party shall also be entitled to recover all costs and expenses including reasonable attorney’s fees incurred in enforcing any judgment or award against the other party. The foregoing provision relating to post-judgment costs is severable from all other provisions of this Lease.

B. Authority of Parties: Tenant represents and warrants that it is duly formed and in good standing, and is duly authorized to execute and deliver this Lease on behalf of said corporation, in accordance with a duly adopted resolution of the Board of Directors of said corporation or in accordance with the by-laws of said corporation, and that this Lease is binding upon said corporation in accordance with its terms. At Landlord’s request, Tenant shall provide Landlord with corporate resolutions or other proof in a form acceptable to Landlord, authorizing the execution of the Lease.

C. Brokers: Tenant represents it has not utilized or contacted a real estate broker or finder with respect to this Lease other than Cornish & Carey Commercial and Tenant agrees to indemnify, defend and hold Landlord harmless against any claim, cost, liability or cause of action asserted by any other broker or finder claiming through Tenant.

D. Choice of Law: This Lease shall be governed by and construed in accordance with California law. Except as provided in Section 19.E, venue shall be Santa Clara County.

E. Dispute Resolution: Landlord and Tenant and any other party that may become a party to this Lease or be deemed a party to this Lease including any subtenants agree that, except for any claim by Landlord for unlawful detainer or any claim within the jurisdiction of the small claims court (which small claims court shall be the sole court of competent jurisdiction), any controversy, dispute, or claim of whatever nature arising out of, in connection with or in relation to the interpretation, performance or breach of this Lease, including any claim based on contract, tort, or statute, shall be resolved at the request of any party to this agreement through a two-step dispute resolution process administered by J.A.M.S. or another judicial mediation service mutually acceptable to the parties located in Santa Clara County, California. The dispute resolution process shall involve first, mediation, followed, if necessary, by final and binding arbitration administered by and in accordance with the then existing rules and practices of J.A.M.S. or other judicial mediation service selected. In the event of any dispute subject to this provision, either party may initiate a request for mediation and the parties shall use reasonable efforts to promptly select a J.A.M.S. mediator and commence the mediation. In the event the parties are not able to agree on a mediator within thirty (30) days, J.A.M.S. or another judicial mediation service mutually acceptable to the parties shall appoint a mediator. The mediation shall be confidential and in accordance with California Evidence Code § 1119 et seq. The mediation shall be held in Santa Clara County, California and in accordance with the existing rules and practice of J.A.M.S. (or other judicial and mediation service selected). The parties shall use reasonable efforts to conclude the mediation within sixty (60) days of the date of either party’s request for mediation. The mediation shall be held prior to any arbitration or court action (other than a claim by Landlord for unlawful detainer or any claim within the jurisdiction of the small claims court which are not subject to this mediation/arbitration provision and may be filed directly with a court of competent jurisdiction). Should the prevailing party in any dispute subject to this Section 19.E attempt an arbitration or a court action before attempting to mediate, the prevailing party shall not be entitled to attorney’s fees that might otherwise be available to them in a court action or arbitration and in addition thereto, the party who is determined by the arbitrator to have resisted mediation, shall be sanctioned by the arbitrator or judge.

IF A MEDIATION IS CONDUCTED BUT IS UNSUCCESSFUL, IT SHALL BE FOLLOWED BY FINAL AND BINDING ARBITRATION ADMINISTERED BY AND IN ACCORDANCE WITH THE THEN EXISTING RULES AND PRACTICES OF J.A.M.S. OR THE

OTHER JUDICIAL AND MEDIATION SERVICE SELECTED, AND JUDGMENT UPON ANY AWARD RENDERED BY THE ARBITRATOR(S) MAY BE ENTERED BY ANY STATE OR FEDERAL COURT HAVING JURISDICTION THEREOF AS PROVIDED BY CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 1280 ET SEQ., AS SAID STATUTES THEN APPEAR, INCLUDING ANY AMENDMENTS TO SAID STATUTES OR SUCCESSORS TO SAID STATUTES OR AMENDED STATUTES, EXCEPT THAT IN NO EVENT SHALL THE PARTIES BE ENTITLED TO PROPOUND INTERROGATORIES OR REQUEST FOR ADMISSIONS DURING THE ARBITRATION PROCESS. THE ARBITRATOR SHALL BE A RETIRED JUDGE OR A LICENSED CALIFORNIA ATTORNEY. THE VENUE FOR ANY SUCH ARBITRATION OR MEDIATION SHALL BE IN SANTA CLARA COUNTY, CALIFORNIA.

NOTICE: BY INITIALING IN THE SPACE BELOW YOU ARE AGREEING TO HAVE ANY DISPUTE ARISING OUT OF THE MATTERS INCLUDED IN THE “MEDIATION AND ARBITRATION OF DISPUTES” PROVISION DECIDED BY NEUTRAL ARBITRATION AS PROVIDED BY CALIFORNIA LAW AND YOU ARE GIVING UP ANY RIGHTS YOU MIGHT POSSESS TO HAVE THE DISPUTE LITIGATED IN A COURT OR JURY TRIAL. BY INITIALING IN THE SPACE BELOW YOU ARE GIVING UP YOUR JUDICIAL RIGHTS TO DISCOVERY AND APPEAL, UNLESS THOSE RIGHTS ARE SPECIFICALLY INCLUDED IN THE “MEDIATION AND ARBITRATION OF DISPUTES” PROVISION. IF YOU REFUSE TO SUBMIT TO ARBITRATION AFTER AGREEING TO THIS PROVISION, YOU MAY BE COMPELLED TO ARBITRATE UNDER THE AUTHORITY OF THE CALIFORNIA CODE OF CIVIL PROCEDURE. YOUR AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY.

WE HAVE READ AND UNDERSTAND THE FOREGOING AND AGREE TO SUBMIT DISPUTES ARISING OUT OF THE MATTERS INCLUDED IN THE “MEDIATION AND ARBITRATION OF DISPUTES” PROVISION TO NEUTRAL ARBITRATION.

LANDLORD:	/s/ JMS	TENANT:	/s/ JM, EW

F. Entire Agreement: This Lease and the exhibits attached hereto contains all of the agreements and conditions made between the Parties hereto and may not be modified orally or in any other manner other than by written agreement signed by all parties hereto or their respective successors in interest. This Lease supersedes and revokes all previous negotiations, letters of intent, lease proposals, brochures, agreements, representations, promises, warranties, and understandings, whether oral or in writing, between the parties or their respective representatives or any other person purporting to represent Landlord or Tenant.

G. Entry by Landlord: Upon prior notice to Tenant and subject to Tenant’s reasonable security regulations, Tenant shall permit Landlord and his agents to enter into and upon the Premises at all reasonable times, and without any rent abatement or reduction or any liability to Tenant for any loss of occupation or quiet enjoyment of the Premises thereby occasioned, for the following purposes: (i) inspecting and maintaining the Premises; (ii) making repairs, alterations or additions to the Premises; (iii) erecting additional building(s)

and improvements on the land where the Premises are situated or on adjacent land owned by Landlord; (iv) performing any obligations of Landlord under the Lease including remediation of Hazardous Materials if determined to be the responsibility of Landlord, (v) posting and keeping posted thereon notices of non responsibility for any construction, alteration or repair thereof, as required or permitted by any law, and (vi) showing the Premises to Landlord’s or the Master Landlord’s existing or potential successors, purchaser, tenants and lenders. Tenant shall permit Landlord and his agents, at any time within one hundred eighty (180) days prior to the Expiration Date (or at any time during the Lease if Tenant is in default hereunder), to place upon the Premises “For Lease” signs and exhibit the Premises to real estate brokers and prospective tenants at reasonable hours.

H. Estoppel Certificates: At any time during the Lease Term, Tenant shall, within ten (10) days following written notice from Landlord, execute and deliver to Landlord a written statement certifying, if true, the following: (i) that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification); (ii) the date to which rent and other charges are paid in advance, if any; (iii) acknowledging that there are not, to Tenant’s knowledge, any uncured defaults on Landlord’s part hereunder (or specifying such defaults if they are claimed); and (iv) such other information as Landlord may reasonably request. Any such statement may be conclusively relied upon by any prospective purchaser or encumbrancer of Landlord’s interest in the Premises. Tenant’s failure to deliver such statement within such time shall be conclusive upon the Tenant that this Lease is in full force and effect without modification, except as may be represented by Landlord, and that there are no uncured defaults in Landlord’s performance. Tenant agrees to provide, within five (5) days of Landlord’s request, Tenant’s most recent three (3) years of audited financial statements for Landlord’s use in financing or sale of the Premises or Landlord’s interest therein.

I. Exhibits: All exhibits referred to are attached to this Lease and incorporated by reference.

J. Interest: All rent due hereunder, if not paid when due, shall bear interest at the rate of the Reference Rate published by Bank of America, San Francisco Branch, plus two percent (2%) per annum from that date until paid in full (“Agreed Interest Rate”). This provision shall survive the expiration or sooner termination of the Lease. Despite any other provision of this Lease, the total liability for interest payments shall not exceed the limits, if any, imposed by the usury laws of the State of California. Any interest paid in excess of those limits shall be refunded to Tenant by application of the amount of excess interest paid against any sums outstanding in any order that Landlord requires. If the amount of excess interest paid exceeds the sums outstanding, the portion exceeding those sums shall be refunded in cash to Tenant by Landlord. To ascertain whether any interest payable exceeds the limits imposed, any non-principal payment (including late charges) shall be considered to the extent permitted by law to be an expense or a fee, premium, or penalty rather than interest.

K. This paragraph intentionally left blank.

L. No Presumption Against Drafter: Landlord and Tenant understand, agree and acknowledge that this Lease has been freely negotiated by both Parties; and that in any controversy, dispute, or contest over the meaning, interpretation, validity, or enforceability of this Lease or any of its terms or conditions, there shall be no inference, presumption, or conclusion drawn whatsoever against either party by virtue of that party having drafted this Lease or any portion thereof.

M. Notices: All notices, demands, requests, or consents required to be given under this Lease shall be sent in writing by U.S. certified mail, return receipt requested, or by personal delivery addressed to the party to be notified at the address for such party specified in Section 1 of this Lease, or to such other place as the party to be notified may from time to time designate by at least fifteen (15) days prior notice to the notifying party. When this Lease requires service of a notice, that notice shall replace rather than supplement any equivalent or similar statutory notice, including any notices required by Code of Civil Procedure Section 1161 or any similar or successor statute. When a statute requires service of a notice in a particular manner, service of that notice (or a similar notice required by this Lease) shall replace and satisfy the statutory service-of-notice procedures, including those required by Code of Civil Procedure Section 1162 or any similar or successor statute.

N. Property Management: In addition, Tenant agrees to pay Landlord along with the expenses to be reimbursed by Tenant a monthly fee for management services rendered by either Landlord or a third party manager engaged by Landlord (which may be a party affiliated with Landlord), in the amount of one percent (1%) of the Base Monthly Rent.

O. Rent: All monetary sums due from Tenant to Landlord under this Lease, including, without limitation those referred to as “additional rent”, shall be deemed as rent.

P. Representations: Tenant acknowledges that neither Landlord nor any of its employees or agents have made any agreements, representations, warranties or promises with respect to the Premises or with respect to present or future rents, expenses, operations, tenancies or any other matter. Except as herein expressly set forth herein, Tenant relied on no statement of Landlord or its employees or agents for that purpose.

Q. Rights and Remedies: Subject to Section 14 above, All rights and remedies hereunder are cumulative and not alternative to the extent permitted by law, and are in addition to all other rights and remedies in law and in equity.

R. Severability: If any term or provision of this Lease is held unenforceable or invalid by a court of competent jurisdiction, the remainder of the Lease shall not be invalidated thereby but shall be enforceable in accordance with its terms, omitting the invalid or unenforceable term.

S. Submission of Lease: Submission of this document for examination or signature by the parties does not constitute an option or offer to lease the Premises on the terms in this document or a reservation of the Premises in favor of Tenant. This document is not effective as a lease or otherwise until executed and delivered by both Landlord and Tenant.

T. Subordination: This Lease is subject and subordinate to ground and underlying leases, mortgages and deeds of trust (collectively “Encumbrances”) which may now affect the Premises, to any covenants, conditions or restrictions of record, and to all renewals, modifications, consolidations, replacements and extensions thereof; provided, however, if the holder or holders of any such Encumbrance (“Holder”) require that this Lease be prior and superior thereto, within seven (7) days after written request of Landlord to Tenant, Tenant shall execute, have acknowledged and deliver all documents or instruments, in the form presented to Tenant, which Landlord or Holder deems necessary or desirable for such purposes. Landlord shall have the right to cause this Lease to be and become and remain subject and subordinate to any and all Encumbrances which are now or may hereafter be executed covering the Premises or any renewals, modifications, consolidations, replacements or extensions thereof, for the full amount of all advances made or to be made thereunder and without regard to the time or character of such advances, together with interest thereon and subject to all the terms and provisions thereof; provided only, that as a condition to such subordination, in the event of termination of any such lease or upon the foreclosure of any such mortgage or deed of trust, Holder agrees in writing to recognize Tenant’s rights under this Lease as long as Tenant is not then in default and continues to pay Base Monthly Rent and additional rent and observes and performs all required provisions of this Lease. Within ten (10) days after Landlord’s written request, Tenant shall execute any documents required by Landlord or the Holder to make this Lease subordinate to any lien of the Encumbrance. If Tenant fails to do so, then in addition to such failure constituting a default by Tenant, it shall be deemed that this Lease is so subordinated to such Encumbrance. Notwithstanding anything to the contrary in this Section, Tenant hereby attorns and agrees to attorn to any entity purchasing or otherwise acquiring the Premises at any sale or other proceeding or pursuant to the exercise of any other rights, powers or remedies under such encumbrance.

Landlord shall cause the existing lender, Union Labor Life Insurance Company, to furnish to Tenant, within forty-five (45) days of the date of both parties’ execution of this Lease, with a written agreement providing for (i) recognition by the lender of all of the terms and conditions of this Lease; and (ii) continuation of this Lease upon foreclosure of existing lender’s security interest in the Premises. In the event that Landlord is unable to provide such agreement, Tenant’s sole remedy shall be termination of the Lease, which election shall be made within fourteen (14) days following the expiration of such forty-five (45) day period.

U. Survival of Indemnities: All indemnification, defense, and hold harmless obligations of Landlord and Tenant under this Lease shall survive the expiration or sooner termination of the Lease.

V. Time: Time is of the essence hereunder.

W. Transportation Demand Management Programs: Should a government agency or municipality require Landlord to institute TDM (Transportation Demand Management) facilities and/or programs, Tenant agrees that the cost of TDM imposed facilities and programs required on the Premises, including but not limited to employee showers, lockers, cafeteria, or lunchroom facilities, shall be paid by Tenant. Further, any ongoing costs or expenses associated with a TDM program which are required for the Premises and not provided by Tenant, such as an on-site TDM coordinator, shall be provided by Landlord with such costs being included as additional rent and reimbursed to Landlord by Tenant within thirty (30) days after demand. If

TDM facilities and programs are instituted on a Project wide basis, Tenant shall pay its proportionate share of such costs in accordance with Section 8 above.

X. Waiver of Right to Jury Trial: Landlord and Tenant waive their respective rights to trial by jury of any contract or tort claim, counterclaim, cross-complaint, or cause of action in any action, proceeding, or hearing brought by either party against the other on any matter arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, or Tenant’s use or occupancy of the Premises, including any claim of injury or damage or the enforcement of any remedy under any current or future law, statute, regulation, code, or ordinance.

20. LEASE GUARANTY: A material provision of the Lease and a material inducement of Landlord to enter into this Lease is the guaranty of this Lease by Metromedia Fiber Network, Inc. a Delaware Corporation, (“Guarantor”) which is attached hereto as Exhibit “E” and made a part hereof.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease on the day and year first above written.

Landlord: The 1979 Revocable Trust, a California Limited Partnership		Tenant: AboveNet Communications, a Delaware Corporation

By:	/s/ John M. Sobrato	By:	/s/ Jeff Monroe
Its:	Trustee	Its:	VP Real Estate

		* By:	/s/ Ezekiel Wimert
		Its:	VP Worldwide Operations

*	NOTE: This lease must be signed by two (2) officers of such corporation: one being the chairman of the board, the president, or a vice president, and the other being the secretary, an assistant secretary, the chief financial officer or an assistant treasurer. If one (1) individual is signing in two (2) of the foregoing capacities, that individual must sign twice; once as one officer and again as the other officer and in such event, Tenant must deliver to Landlord a certified copy of a corporate resolution authorizing the signatory to execute this Lease.

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (this “Amendment”) is entered into as of December 6, 2004 by and between BROKAW INTERESTS, a California limited partnership (“Landlord”) and EQUINIX OPERATING CO., INC., a Delaware corporation, as successor-in-interest to ABOVENET COMMUNICATIONS, INC., a Delaware corporation (“Tenant”). Capitalized terms used herein and not otherwise defined herein shall have the respective meanings given to such terms in that certain Lease dated as of December 29, 1999 between Landlord and Tenant (the “Lease”).

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree that the Lease shall be amended as follows:

1. Amendments to Lease. Landlord and Tenant hereby agree that the Lease shall be modified as follows:

1.1 With respect to Section 4.C, Tenant agrees, notwithstanding anything to the contrary in the Lease, that the cash security deposit of One Million Four Hundred Twenty Seven Thousand and No/100 Dollars ($1,427,000.00) shall not be returned or reduced in amount until the expiration of the Lease. Within thirty (30) days following the expiration of the Lease, Landlord agrees to return such deposit to Tenant less any amounts Landlord is entitled to deduct pursuant to this Section 4.C. Further Tenant shall have no right to post a letter of credit in lieu of a cash deposit.

1.2 The reference to “one hundred eighty (180) days” in Section 15.B. (i) shall be changed to twelve (12) months.

1.3 The reference to “twenty-four (24) months” in Section 15.B.(iv) shall be changed to eighteen (18) months.

1.4 The reference to “one hundred eighty (180) days” in the last sentence of Section 15.B. shall be changed to twelve (12) months.

1.5 The second sentence of Section 16 shall be deleted.

1.6 With respect to Section 17.E., the definition of Permitted Transfer shall be amended to include an assignment of the Tenant’s entire interest under this Lease or of all or any portion of the Premises to (i) an affiliate, subsidiary, or parent of Equinix, Inc., or a corporation, partnership or other legal entity wholly owned by Equinix, Inc. (collectively, an “Affiliated Party”), or (ii) a successor to Tenant by acquisition or merger, or by a consolidation or reorganization pursuant to which Tenant ceases to exist as a legal entity (each such party a “Successor Party”). Simultaneously with any such Permitted Transfer, Tenant’s successor shall sign a form of assumption agreement that is approved in advance by Landlord, which approval shall not be unreasonably withheld, conditioned, or delayed. As used herein and for so long as Equinix Operating Co., Inc., or its affiliate is the Tenant under the Lease, (A) “parent” shall mean a company which owns a majority of Equinix, Inc.’s voting equity; (B) “subsidiary” shall mean an entity wholly owned by Equinix, Inc. or a controlling interest in whose voting equity is owned by Equinix, Inc.; and (C) “affiliate” shall mean an entity controlled by, controlling or under common control with Equinix, Inc.

1.7 Section 18.D. of the Lease shall be deleted with the effect that the option to extend the Lease under Article 18 shall be available to Tenant and its permitted transferees.

1.8 Any exercise by Landlord of its rights to enter the Premises pursuant to any provision of the Master Lease, including, without limitation, Section 19.G., shall be done in a way that does not materially interfere with Tenant’s quiet enjoyment of the Premises.

1.9 Section 19.G.(iii) shall be deleted.

1.10 The following language shall be inserted at the end of Section 19.G.(vi): “;provided, however, that with respect to prospective tenants, such right may only be exercised in the last nine (9) months of the Lease.”

1.11 Notwithstanding anything to the contrary contained in the Lease, Tenant shall have the right, without the prior written consent of Landlord being obtained, to subject Tenant’s leasehold estate pursuant to this Lease, and its personal property, equipment, components and trade fixtures, to a leasehold mortgage and/or security agreement to secure financing or other obligations which Tenant may obtain or incur. In connection with any such leasehold mortgage and/or security agreement or otherwise, Landlord will, within thirty (30) days following receipt of written request therefor, provide to Tenant and Tenant’s lender(s) an estoppel certificate certifying if true, the following: (i) that the Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification); (ii) the date to which rent and other charges are paid under the Lease, including the date, if any, to which rent and other charges have been paid in advance; (iii) acknowledging that there are not, to the Landlord’s knowledge, any uncured defaults on the party of the Tenant under the Lease (or if there are any defaults, identifying the defaults); and (iv) such other information as Tenant or Tenant’s lenders may reasonably request. In addition, Landlord agrees to provide any lender of Tenant who Landlord has been notified in writing of the requirement with written notice of any defaults by Tenant under the Lease and the same opportunity to cure such defaults as therein provided to Tenant before Landlord exercises its remedies under this Lease, and to provide Tenant’s lender(s) with a reasonable opportunity to enter upon the Premises for the purpose of removing any property of Tenant which has been pledged as collateral to Tenant’s lender(s) or which has been subjected to any such leasehold mortgage and/or security agreement. Notwithstanding anything to the contrary set forth above any such leasehold mortgage and/or security agreement shall be subject and subordinate to the Landlord’s rights under the Lease and any rights of reentry or reversion of Tenant’s predecessor in interest.

1.12 Within ten (10) days after Tenant’s written request, Landlord and Tenant shall execute and record a Memorandum of Lease in a form reasonably acceptable to Tenant and Landlord. After the Lease terminates, within ten (10) days after Landlord’s request, Tenant shall

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deliver to Landlord an executed quit claim in form reasonably acceptable to Landlord and Tenant to remove the Memorandum of Lease from title to the Premises.

1.13 In the event that Tenant defaults in any of its obligations under the Lease, Landlord agrees that it will simultaneous with giving notice thereof to the Tenant, as and to the extent required by the Lease, provide written notice thereof to AboveNet Communications, Inc. (“AboveNet”), at 360 Hamilton Avenue, White Plains, New York 10601, Attention: President, with a copy to the same address Attention: General Counsel, accept a cure of any such default from AboveNet and shall, to the extent provided in the Assignment and Assumption of Lease between Tenant and AboveNet, allow AboveNet the right of reentry in the Premises and allow the Lease to be reassigned to AboveNet, without the requirement of any Landlord consent, and, in the event of such reassignment, recognize AboveNet as the Tenant thereunder.

2. Terms. Capitalized terms used herein but not defined herein shall have the meanings specified in the Lease.

3. Effect of Amendment. As modified by this Amendment, the Lease shall remain in full force and effect and is hereby ratified and confirmed. All references to the Lease herein shall mean the Lease (as defined above) as modified by this Amendment. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of Landlord or Tenant nor constitute a waiver of any provision of the Lease.

4. Neutral Construction. This Amendment is the product of negotiation among the parties hereto and represents the jointly conceived, bargained-for and agreed upon language mutually determined by the parties to express their intentions in executing and delivering this Amendment. Any ambiguity or uncertainty in this Amendment shall equally be deemed to be caused by, or attributable to, the parties hereto collectively. This Amendment shall be construed in a neutral manner in any action or proceeding to enforce or interpret it, and no term or condition hereof shall be construed more or less favorably to any one party.

5. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. The signature page and acknowledgment of any counterpart may be removed therefrom and attached to any other counterpart to evidence execution thereof by all of the parties hereto without affecting the validity thereof.

[signatures appear on next page]

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IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment effective as of the date first written above.

LANDLORD

BROKAW INTERESTS a California limited partnership

By:	/s/ John M. Sobrato
Name:	John M. Sobrato
Title:	General Partner

TENANT

EQUINIX OPERATING CO., INC., a Delaware corporation

By:	/s/ Renee F. Lanam
Name:	Renee Lanam
Title:	Chief Financial Officer

The undersigned, as predecessor-in-interest to Tenant under the Lease, hereby consents to this Amendment to Lease and hereby agrees that this Amendment shall not release the undersigned from any liability that it may have under the Lease.

ABOVENET COMMUNICATIONS., INC., a Delaware corporation

By:	/s/ Robert Sokota
Name:	Robert Sokota
Title:	SVP & General Counsel